EXHIBIT 4.16

Fifth Amendment to the

Shareholders’ Agreement

of

Raízen Combustíveis S.A.

between

Cosan S.A.

Cosan Investimentos e Participações S.A.

and

Shell Brazil Holding B.V.

and

Raízen Combustíveis S.A.

as intervening and consenting party

________________________

Dated as of

October 28, 2020

________________________

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By this Fifth Amendment to the Shareholders’ Agreement of Raízen Combustíveis S.A., signed on October 28, 2020:

(1) Cosan S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, Itaim Bibi, CEP 04538-132, enrolled with the Brazilian tax registry under No.50.746.577/0001-15, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 35.300.177.045, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “Cosan S.A.”;

(2) Cosan Investimentos e Participações S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, room 3, Itaim Bibi, CEP 04538-132, enrolled with the Brazilian tax registry under No. 18.777.673/0001-18, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 3530045617-3, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “Cosan Investimentos” and together with Cosan S.A. collectively “Cosan”; and

(3) Shell Brazil Holding B.V., a corporation organized and existing according to the laws of the Netherlands with registered number 27192050 0000, with its principal place of business at 30, Carel van Bylandtlaan, 2596HR 's-Gravenhage, the Netherlands, enrolled with the Brazilian tax registry under No.05.717.887/0001-57, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “Shell”;

As intervening and consenting party,

(4) Raízen Combustíveis S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Almirante Barroso, 81, 36th floor, room 36A104, Zip  Code 20031-004, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23, with its Byelaws registered at Commercial Registry of the State of Rio de Janeiro under NIRE 33.3.0029867-3, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “Downstream Co”; and

Cosan S.A., Cosan Investimentos, Shell and Downstream Co are hereinafter referred to together as the “Parties” and individually as “Party”.

WHEREAS

A. Pursuant to the terms of the Framework Agreement, Cosan and Shell agreed to establish the Joint Venture to combine certain of the assets of Cosan and Shell primarily in Brazil;

B. Cosan (through itself and/or any of its Affiliates) and Shell (through itself and/or any of its Affiliates) have an equal economic interest in the Joint Venture and as a general principle, Cosan (through itself and/or any of its Affiliates) and Shell (through itself and/or any of its Affiliates) will share the profits, losses, access to cash flows and economic interest of the Joint Venture on an equal basis;

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WHEREAS

A. Pursuant to the terms of the Framework Agreement, Cosan and Shell agreed to establish the Joint Venture to combine certain of the assets of Cosan and Shell primarily in Brazil;

B. Cosan (through itself and/or any of its Affiliates) and Shell (through itself and/or any of its Affiliates) have an equal economic interest in the Joint Venture and as a general principle, Cosan (through itself and/or any of its Affiliates) and Shell (through itself and/or any of its Affiliates) will share the profits, losses, access to cash flows and economic interest of the Joint Venture on an equal basis;

C. The Joint Venture comprises the Sugar and Ethanol Co which holds the sugar, ethanol, co-generation and certain other assets of the Joint Venture and the Downstream Co which holds the downstream and certain other assets of the Joint Venture;

D. On June 1st, 2011, Cosan, Cosan Distribuidora de Combustíveis Ltda., a corporation organized according to the laws of Brazil, with headquarters in the City of Barra Bonita, State of São Paulo, at Fazenda Pau D'Alho, without number, Prédio Administrativo Cosan, CEP 17340-000, enrolled with the Brazilian tax registry under No. 02.041.195/0001-43 (a company which has been further merged into Cosan S.A.) and Shell entered into the Shareholders’ Agreement of Downstream Co (hereinafter referred to as the “Shareholders’ Agreement of Downstream Co”);

E. On December 26, 2013, the Parties amended the Shareholders’ Agreement of Downstream Co in order to reflect some changes (hereinafter referred to as the “First Amendment”);

F. On December 19, 2014, the Parties amended the Shareholders’ Agreement of Downstream Co in order to reflect the creation of the preferred ‘D’ shares of the Downstream Co, as well as some changes arising from it (hereinafter referred to as the “Second Amendment”);

G. On November 22, 2016, the Parties decided to amend and restate the Joint Venture Agreement in order to, amongst other things, replace the time bound put and call options exercisable in 2021 and 2026 with event triggered call options, as set forth therein;

H. On the same date, the Parties amended the Shareholders’ Agreement of Downstream Co to make it consistent with the Joint Venture Agreement (in view of item (G) above) and to amend the provisions in relation to the appointment of the Chairperson, the CEO and the CFO of Downstream Co, among other modifications provided therein (hereinafter referred to as the “Third Amendment”);

I. On August 23, 2018, the Parties have amended the Shareholders’ Agreement of Downstream Co to include some activities in the scope of business of Downstream Co in a new territory (Argentina) and also to modify some of the restrictions regarding the engagement of the Shareholders in such activities accordingly  (hereinafter referred to as the “Fourth Amendment”); and

J. The Parties have decided to amend the Shareholders’ Agreement of Downstream Co one more time to include some business activities of convenience and proximity stores in the scope of business of Downstream Co, as well as to set the specific non-compete provisions in relation to such businesses.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the Parties mutually hereby agree to enter into this Fifth Amendment to the Shareholders’ Agreement of Downstream Co (hereinafter referred to as the “Fifth Amendment”) which shall be governed by the terms and conditions below:

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ARTICLE ONE

DEFINITIONS

1.1. Capitalized terms used and not otherwise defined in this Fifth Amendment are used herein with the same meanings ascribed to such terms in the Shareholders’ Agreement of Downstream Co as amended. All terms defined in this Fifth Amendment shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

 1.2. The Parties hereby agree and decide to include the definitions of “Convenience Business” and “Proximity Business” in Section 1.01 of the Shareholders’ Agreement of Downstream Co, as consolidated by the Fourth Amendment to the Shareholders’ Agreement of Downstream Co, which shall read as follows:

[Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(…)

“Convenience Business” means a small Shell branded retail business that (i) may be a part of a retail site, (ii) is located within the perimeter of a retail site, which offers a limited range of products, including food, tobacco, alcoholic and nonalcoholic beverage products and magazines, as well as everyday items and food services, with extended opening hours, or (iii) is located within a corporate office;

(…)

“Proximity Business” means small non-Shell branded standalone retail stores, not following within the definition of Convenience Business, offering a limited range of products usually offered by markets and/or supermarkets for an everyday use. Assortment may also include categories such as: food, tobacco, alcoholic and non-alcoholic beverage products and magazines, as well as everyday items and food services, with extended opening hours;

(…)

“Shareholders’ Agreement Raízen Conveniências” means the shareholders’ agreement of Raízen Conveniências S.A., a subsidiary of Downstream Co, entered into on October 31, 2019 by and among Downstream Co, on one side, and Femco Brazil Participações Ltda, on the other side, and, further, as Femco Brazil Participações Ltda guarantor and primarily obligor of certain obligations, Femsa Comercio, S.A. de C.V. and, further, as intervening-consenting party, Raízen Conveniências S.A.

(…)]

ARTICLE TWO

SCOPE OF THE DOWNSTREAM CO. – CONVENIENCE AND PROXIMITY BUSINESSES IN BRAZIL

2.1. The Parties hereby agree and decide to amend Section 8.01, I, of the Shareholders’ Agreement of Downstream Co, as consolidated by the Fourth Amendment to the Shareholders’ Agreement of Downstream Co, which shall read as follows:

[Section 8.01. Scope of the Downstream Co.

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  The principal business of the Downstream Co. in Brazil will be:

(a)     the supply and distribution, commercialization and sale of fuel products within Brazil;

(b)     acting as an agent for the sale of retail and aviation lubricants within Brazil;

(c)     the further development (and licensing) of Sugar and ethanol (and not only Ethanol) production-related technology globally, including in accordance with Article 7 of the Sugar and Ethanol Co Shareholders’ Agreement; and

(d)     performing the Convenience Business and the Proximity Business within Brazil.]

ARTICLE THREE

RESTRICTION

             3.1. The Parties hereby also agree and decide to add a new Section 8.02 to the Shareholders’ Agreement of Downstream Co, which shall read as follows:

 [Section 8.02.  Restrictions

 …

(c) Nothing contained in this Section 8.02 shall preclude or restrict the Shareholders (or any of their Affiliates) from entering into any transaction to globally acquire the whole or part of any business or undertaking (an "Acquisition Target"), provided that the acquiring Shareholder can demonstrate, to the reasonable satisfaction of the other Shareholder, that the principal purpose of the acquisition of the Acquisition Target is not the acquisition of any of the businesses described in Section 8.01(I) in Brazil, but, in case  that the Acquisition Target performs any of the businesses described in Section 8.01(I) in Brazil, the acquiring Shareholder shall, within eighteen (18) months of completing the acquisition of acquiring the Acquisition Target, dispose of the Acquisition Target’s businesses described in Section 8.01(I) in Brazil to a third party (not being a member of the acquiring Shareholder’s Group or a person acting for or on behalf of the acquiring Shareholder’s Group).]

ARTICLE FOUR

GENERAL PROVISIONS

4.1. The Parties hereby also agree and decide to add a new Section 8.04 to the Shareholders’ Agreement of Downstream Co, which shall read as follows:

[Section 8.04. Convenience and Proximity Businesses Non-compete.

(a)    For so long as Cosan, Cosan Investimentos and Shell are Shareholders and for so long as the Downstream Co. performs the Convenience Business and the Proximity Business, directly or indirectly through any of its Affiliates, none of the Shareholders (or any of their Affiliates) shall, other than through the Downstream Co. (x) engage, have any financial relationship or interest or, in any other form, be involved under any title, in any development, activity or business, which, directly or indirectly, - is in competition with any of the Convenience Business and the Proximity Business within Brazil, nor (y) enter into any discussions, negotiations and/or preliminary agreements, in Brazil, with any third party in order to evaluate a possible transaction or agreement related to the Convenience Business or the Proximity Business in Brazil.

(b)    During a period of two (2) years counted from the date of (a) the termination of the Shareholders’ Agreement Raízen Conveniências, or (b) the implementation of the separation of the Convenience Business from the Proximity Business within Raízen Conveniências, the Shareholders shall be restricted and shall cause its respective Affiliates to be restricted to, directly or indirectly, perform the Proximity Business, pursuant to the same terms of the Section 8.04, (a), above.]

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ARTICLE FOUR

GENERAL PROVISIONS

4.1. The consolidated version of the Shareholders’ Agreement of Downstream Co attached herein as Exhibit I contains the entire agreement and understanding concerning the subject matters hereof and thereof among the Parties hereto and thereto.

4.2. This Fifth Amendment constitutes a legal, valid and binding obligation of the Parties, enforceable in accordance with its terms.

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First Page of Signature of the Fifth Amendment to the Shareholders’ Agreement of Raízen Combustíveis S.A. entered into by Cosan S.A, Cosan Investimentos e Participações S.A., Shell Brazil Holding BV and Raízen Combustíveis S.A, on October 28, 2020.

IN WITNESS WHEREOF, the parties sign this instrument in four (4) counterparts of identical content and for one sole purpose, in the presence of the two (2) undersigned witnesses.

São Paulo, October 28, 2020.

Cosan S.A.

/s/ Marcelo Eduardo Martins	/s/ Maria Rita de Carvalho Drummond
Name: Marcelo Eduardo Martins Title: CFO	Name: Maria Rita de Carvalho Drummond Title: General Counsel

Cosan Investimentos e Participações S.A.

/s/ Rubens Ometto Silveira Mello	/s/ Marcelo Eduardo Martins
Name: Rubens Ometto Silveira Mello Title: CEO	Name: Marcelo Eduardo Martins Title: Director

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Second Page of Signature of the Fifth Amendment to the Shareholders’ Agreement of Raízen Combustíveis S.A. entered into by Cosan S.A, Cosan Investimentos e Participações S.A., Shell Brazil Holding BV and Raízen Combustíveis S.A, on October 28, 2020.

Shell Brazil Holding B.V.

/s/ Alvaro A. F. Fontes
Name: Alvaro A. F. Fontes Title: Attorney in Fact	Name: Title:

Raízen Combustíveis S.A.

/s/ Antonio F. Martins		/s/ Guilherme Jose de V. Cerqueira
Name: Antonio F. Martins Title: Chief Legal Officer		Name: Guilherme Jose de V. Cerqueira Title: Chief Financial Officer

WITNESSES:

1.	/s/ Luiz Felipe de Holanda Maciel	2. /
Name: Luiz Felipe de Holanda Maciel ID Card: 9899890L		Name: Ana Flávia Barros Nobre ID Card: 66.497.602-5

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Exhibit I

to the Fifth Amendment to the Shareholders’ Agreement of Raízen Combustíveis S.A. executed on October 28,a 2020

Amended and Consolidated Version of the Shareholders’ Agreement of Raízen Combustíveis S.A. (hereinafter referred to as the “Agreement”)

Article 1
Definitions

Section 1.01.  Definitions.  (a) As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Downstream Interest Expense Deduction” means, for any CIT Year, the lower of: (a) the Downstream Co’s actual interest expense deduction from the CIT Taxable Base as reflected in the Downstream Co’s CIT Tax Return for that CIT Year; and (b) 15 per cent. of an amount determined by adding back to the Downstream Co’s net profits calculated pursuant to Brazilian commercial Laws (lucro liquido contábil) for that CIT Year the Downstream Co’s interest expense,  the Downstream Co’s depreciation and amortization of assets expense, and the Downstream Co’s expense related to the liability for CIT (current and deferred) to the extent taken into account in determining such net profits, it being understood that, for purposes of items (a) and (b) above, the term “interest expense” shall be deemed to exclude any IOC that may be paid by the Downstream Co to its Shareholders.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of a Holding Company; provided that, for the purposes of this Agreement, no JV Entity shall be considered an Affiliate of any Shareholder.

“Aguassanta” means Aguassanta Participações S.A., a company organised and existing under the laws of Brazil, with its head office at Presidente Juscelino Kubitschek Avenue, No. 1.327, 2nd floor, Suite 01, Vila Nova Conceição, Zip Code 04543-011, São Paulo, SP, Brazil, enrolled with the Brazilian tax registry under number 07.198.897/0001-59.

“Anti-Corruption Law” means the US Foreign Corrupt Practices Act of 1977, the United Kingdom Prevention of Corruption Acts 1889 to 1916 and the United Kingdom Bribery Act of 2010, Decree (Decreto) 4,410 of October 7, 2002 (Interamerican Convention Against Corruption) of Brazil, Decree (Decreto) 5,687 of January 31, 2006 (United Nations Convention Against Corruption) of Brazil, or any applicable law of similar effect.

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“Beneficial Owner” means, in respect of a security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to Transfer, or to direct the Transfer of, such security; and each of the terms “Beneficially Own” and “Beneficially Owned” has a corollary meaning.

“Brazilian Civil Code” shall mean Brazilian Federal Law no. 10.406 of January 10, 2002 (lei Nº 10.406, de 10 de janeiro 2002).

“Brazilian Corporation Law” shall mean Brazilian Federal Law no. 6.404 of December 15, 1976 (Lei Nº 6.404 de 15 de dezembro 1976).

“Business Day” means a day other than a Saturday, Sunday or public holiday in São Paulo, Brazil.

“Business Plan” means the business plan for a five-year period relating to the Joint Venture, the initial version of which was adopted by the Supervisory Board on June 1, 2011, and as renewed on an annual basis by the Supervisory Board in accordance with Annex D.

“Byelaws” means, in relation to any entity, the corporate byelaws (including any Contrato Social or Estatuto Social) of that entity.

 “CDI” means the average annual rate (considering a year of 252 (two hundred and fifty two) days which are not Saturdays, Sundays or days in which the commercial banks located in the city of São Paulo, SP, Brazil, are obligated or authorized by law to remain closed for business) with respect to transactions with CDI (Interbank Deposit Rate), due in a day which is not a Saturday, Sunday or days in which the commercial banks located in the city of São Paulo, SP, Brazil, are obligated or authorized by law to remain closed for business (over), calculated and published by CETIP  S.A. – Mercados Organizados, which daily factor is rounded until the second decimal point or, if extinct, an equivalent rate that may replace it.

“CIT” means the IRPJ and the CSLL, and any other Taxes that may be created in Brazil to replace the IRPJ and/or the CSLL, and/or that levy on income or profits earned by Brazilian companies.

“CIT Tax Return” means the specific Tax return concerning IRPJ and CSLL (Declaração de Informações Economico-Fiscais da Pessoa Jurídica) or any similar Tax return that may be required by future Brazilian Tax Laws in place of the Declaração de Informações Economico-Fiscais da Pessoa Jurídica.

“CIT Taxable Base” means for any JV Entity in any CIT Year, for the purposes of the IRPJ, its lucro real for that CIT Year and, for the purposes of the CSLL, its base de cálculo da CSLL for that CIT Year.

“CIT Year” means each taxable period for CIT purposes of any entity, including each calendar-year beginning on 1 January and ending on 31 December and, where the context so requires, any shorter period beginning on the Closing Date and any short period beginning on 1 January and ending on the date of dissolution of the Joint Venture.

“Closing Date” means June 1, 2011.

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“Confidential Information” means any information concerning any Party or any of its Subsidiaries, whether or not in the possession of a Party before the date of this Agreement, and which relates to trade secrets, proprietary information, the marketing of goods or services (including names, lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, advertising or promotional materials and strategies), future projects, business development or planning, commercial relationships, negotiations and business strategy; provided that “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of a disclosure by a Party, any of its Affiliates or its or their Representatives in violation of this Agreement; (b) was available to such Party on a non-confidential basis prior to its disclosure to such Party or its Representatives; or (c) becomes available to such Party on a non-confidential basis from a source other than a JV Entity after the disclosure of such information to such Party or any Party’s Representative by the JV Entity, which source is (at the time of receipt of the relevant information) not, to such Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) such JV Entity or another Person; provided, further, that, notwithstanding anything to the contrary contained herein, Confidential Information in the possession of Cosan, Shell or any of their respective Subsidiaries prior to the date of this Agreement shall, notwithstanding the foregoing exceptions in paragraphs (a) or (c), remain Confidential Information hereunder and Cosan,  Shell or any of their respective Subsidiaries shall be obligated to keep, or to cause to be kept, such information confidential in accordance with the provisions of Section 11.02 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

“Control” means the power of a Person (or Persons acting in concert) (being the “Controller”) to secure that the affairs of another are conducted directly or indirectly (through one or more companies each of which is Controlled directly or indirectly by the Controller) in accordance with the wishes of the Controller whether by means of being the Beneficial Owner(s) of more than 50 per cent of the issued share capital of or being entitled to exercise more than 50 per cent. of the voting rights in that company, or having the right to appoint or remove a majority of the directors or otherwise control a majority of the votes at board meetings of that company by virtue of any rights attaching to securities held or powers conferred by the Byelaws, any shareholders’ agreement or any other document regulating the affairs of that company; and “Controlled by” shall be construed accordingly.

“Control Framework” means a control framework to ensure compliance with reporting requirements (including in relation to section 404 of the Sarbanes-Oxley Act 2002 of the United States of America), as adopted by the Supervisory Board.

“Controlling Interest” means, in relation to an entity, a direct or indirect interest in relation to such entity which confers Control.

“Convenience Business” means a small Shell branded retail business that (i) may be a part of a retail site, (ii) is located within the perimeter of a retail site, which offers a limited range of products, including food, tobacco, alcoholic and nonalcoholic beverage products and magazines, as well as everyday items and food services, with extended opening hours, or (iii) is located within a corporate office;

“Cosan” means, collectively, Cosan S.A. and Cosan Investimentos.

“Cosan S.A.” means Cosan S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, Itaim Bibi, CEP 04538-132, enrolled with the Brazilian tax registry under No.50.746.577/0001-15, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 35.300.177.045.

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“Cosan Downstream Common Shares” means the shares of Downstream Co representing 50 per cent. (50%) of the issued and outstanding common shares of Downstream Co held by Cosan Investimentos.

“Cosan Goodwill” means any ‘goodwill on acquisition of investments’ (ágio na aquisição de investimentos) that is a Cosan Transfer Asset or is recorded by a Cosan Transfer Entity on or before 30 June 2010 for CIT purposes and the value of which is determined immediately prior to Closing as if the CIT Year ended on the Closing Date (or, in the case of such goodwill that is not yet subject to amortization for CIT purposes on the Closing Date, on the date when it becomes subject to amortization for CIT purposes by means of a merger or other transaction).

“Cosan Goodwill NOL” means any NOL of any JV Entity generated after the Closing Date to the extent that such NOL was attributable to amortization of Cosan Goodwill.

“Cosan Limited” means Cosan Limited, a company incorporated under the laws of Bermuda and whose registered office is at Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda.

“Cosan Investimentos” means Cosan Investimentos e Participações S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, room 3, Itaim Bibi, CEP 04538-123, enrolled with the Brazilian tax registry under No. 18.777.673/0001-18, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 3530045617-3.

“Cosan Tax Savings” means, for the Downstream Co in any CIT Year, the combined applicable rates of CIT multiplied by the sum of: (a) the Downstream Co’s deduction for amortization of Cosan Goodwill to the extent that this deduction does not cause its CIT Taxable Base to be less than zero; and (b) the Downstream Co’s NOL deductions to the extent attributable to Cosan Goodwill NOL, it being understood that for this purpose any NOL deduction shall be attributed first, to any Cosan Goodwill NOL, second, to any Shell Pre-Closing NOL, and thereafter, to any NOL generated after the Closing Date that is not a Cosan Goodwill NOL, provided the CIT Taxable Base calculated for the purposes of paragraphs (a) and (b) above shall be the hypothetical amounts calculated under those paragraphs by using the Adjusted Downstream Interest Expense Deduction as Downstream Co’s interest expense deduction and disregarding the Downstream Co’s IOC expense.

“Cosan Transfer Assets” has the meaning set forth in the Framework Agreement.

“Cosan Transfer Entity” has the meaning set forth in the Framework Agreement.

“CSLL” means the Brazilian Social Contribution on Net Profits (Contribuição Social sobre o Lucro Líquido).

“Default Interest Rate” means a per annum rate of interest equal to 2 per cent. above SELIC for payments in BRL and equal to 3 per cent. above LIBOR for payments in US$.

“Distribution” means a distribution by way of dividend payable in respect of shares, by way of IOC, by way of any other distribution of profits or reserves that may be agreed by the Parties, made, or to be made, by the Downstream Co in accordance with Section 9.02.

“Downstream B Shares” means the preferred ‘B’ shares of the Downstream Co.

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“Downstream Byelaws” means the Byelaws of the Downstream Co, as amended from time to time.

“Downstream C Shares” means the preferred ‘C’ shares of the Downstream Co.

“Downstream Co” means Raízen Combustíveis S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas, 4200, block 5, floors 1 to 3, Barra da Tijuca, CEP 22640-102, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23, with its Byelaws registered at Commercial Registry of the State of Rio de Janeiro under NIRE 33.3.0029867-3.

“Downstream D Shares” means the preferred ‘D’ shares of the Downstream Co.

“Downstream E Shares” means the preferred ‘E’ shares of the Downstream Co.

“Ethanol” means ethanol and ethanol-based products, in each case, produced from sugarcane.

“External Auditors” has the meaning set forth in the Operating and Coordination Agreement.

“Framework Agreement” means the Framework Agreement dated August 25, 2010 between Cosan, Cosan Distribuidora de Combustíveis Ltda., Cosan Limited, the Downstream Co, the Management Co, Shell, Shell Overseas Holdings Limited and Sugar and Ethanol Co, as amended.

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions (including functions relating to the audit, imposition, assessment, management and collection of Taxes) of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or jurisdiction or any political subdivision thereof or any court.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indemnity Delinquency Period” means the period from the 15th Business Day after the date a Determined Indemnity Amount (as defined in the Framework Agreement) is due from Cosan or Shell (as the case may be) to an Indemnified Party (as defined in the Framework Agreement) until such Determined Indemnity Amount is paid in full in cash (and, for clarification, not pursuant to the Alternative Pledge Call Option (as defined in the Framework Agreement)).

“INSS” means the Brazilian Social Security Institute (Instituto Nacional do Seguro Social).

“IOC” means interest on capital (juros sobre capital proprio) that may be paid by Brazilian companies to shareholders.

“IRPJ” means the Brazilian Corporate Income Tax (Imposto de Renda Pessoa Jurídica).

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“Joinder Agreement” means an agreement to be bound by this Agreement in the form of Annex H hereto.

“Joint Venture” means the Sugar and Ethanol Co and the Downstream Co and their Subsidiaries, considered together.

“Joint Venture Agreement” means the joint venture agreement dated the date of this agreement, between Cosan, Cosan Limited, the Downstream Co, Shell Brazil Holding B.V., Shell Overseas Holdings Limited and Sugar and Ethanol Co, as amended.

“JV Entity” means, after Closing, each of, and each of the Subsidiaries of and equity interests held by, the Downstream Co and/or the Sugar and Ethanol Co.

“JV Securities” means: (i) the common and preferred shares of the Downstream Co held (directly or indirectly) by Cosan and Shell; (ii) any other equity or equity-linked security issued from time to time by the Downstream Co; and (iii) any options, warrants, or other rights to acquire any of the foregoing securities.

“Key Policies” means the “General Business Principles”, “Sustainable Development and HSSE Principles”, the “Employee Code of Conduct” and the “HR Principles”, as existing and having been adopted by the Downstream Co from time to time.

“Level 3 Employee” means any employee of the Downstream Co employed at the level that reports directly to any member of the Senior Management.

“LIBOR” means a rate equal to (a) the applicable Screen Rate; or (b) (if no Screen Rate is available) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to any Party at its request quoted by the Reference Banks to leading banks in the London interbank market, in each case as of the time on the Quotation Day for the offering of deposits in US$ and for a period of six-months (or the closest period if such period is not available).

“Management Co” means Raízen S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida Presidente Juscelino Kubistchek, 1327, 6o andar (part), City of São Paulo, State of São Paulo, CEP 04543-011, Brazil, enrolled with the Brazilian tax registry under No. 10.773.432/0001-99.

“NOL” means any net operating loss carry forward (prejuizo fiscal with respect to the IRPJ, and any base de cálculo negativa de CSLL with respect to the CSLL).

“Operating and Coordination Agreement” means the agreement dated as of June 1st, 2011, entered between Cosan, Cosan Distribuidora de Combustíveis Ltda., the Downstream Co, Ispagnac Participações Ltda., the Management Co, Shell Brazil Holding B.V. and Sugar and Ethanol Co.

“Parties” means the parties to this Agreement from time to time (including any Person who at the relevant time is a party to, or has agreed (by executing a Joinder Agreement) to be bound by this Agreement (and “Party” shall be construed accordingly).

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“Permitted Transferees” means any person to whom or which Cosan or Shell is permitted to transfer its interest, whether directly or indirectly, in the Joint Venture, pursuant to the Joint Venture Agreement.

“Person” means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), firm, joint venture, partnership, association, trust or other entity or organization (wherever incorporated), including any type of Brazilian sociedade empresária and sociedade simple or any other entity regulated by Articles 40-69 of the Brazilian Civil Code, and including a Governmental Authority or political subdivision or an agency or instrumentality thereof.

“Proximity Business” means small non-Shell branded standalone retail stores, not following within the definition of Convenience Business, offering a limited range of products usually offered by markets and/or supermarkets for an everyday use. Assortment may also include categories such as: food, tobacco, alcoholic and non-alcoholic beverage products and magazines, as well as everyday items and food services, with extended opening hours.

“Qualifying Person” means any person who has not been convicted of any violation of any Anti-Corruption Law.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market, in which case the Quotation Day for that currency and interest rate will be determined by HSBC Bank plc (or, if not available or willing, Bank of America) in accordance with market practice in the London interbank market (and, if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days preceding the relevant period).

“Representatives” means any of a Person’s Affiliates and the directors, officers, employees, agents, counsel, investment advisers and financing sources subject to customary confidentiality obligations of such Person and/or of any of its Affiliates.

“ROSM” means Rubens Ometto Silveira Mello, a Brazilian citizen whose principal business address is located at Av. Brigadeiro Faria Lima, 4100, 16º andar - CEP 04538-132 – São Paulo – SP, Brazil.

“Screen Rate” means, in relation to the London Interbank Offered Rate, (a) the British Bankers’ Association “Interest Settlement Rate” displayed on the appropriate page of the Reuters screen; or (b) (if the page referred to in sub-paragraph (a) above is replaced or service ceases to be available) such rate as announced by HSBC Bank plc from time to time as in effect from time to time.

“SELIC” means the rate assessed by the Brazilian Special Liquidation and Custody System (Sistema Especial de Liquidação e Custódia) – SELIC, published by the Central Bank of Brazil, obtained by calculating the adjusted weight average rate of one-day financing operations, backed by public federal bonds and traded in such system.

“Shareholder” means, at any time, any Person (other than the Downstream Co) who shall then be a Party to or bound by this Agreement for so long as that person Beneficially Owns any JV Securities issued by the Downstream Co and, for so long as Cosan S.A. and Cosan Investimentos Beneficially Own any JV Securities issued by the Downstream Co, Cosan S.A. and Cosan Investimentos shall be construed as one Shareholder.

“Shareholders’ Agreement Raízen Conveniências” means the shareholders’ agreement of Raízen Conveniências S.A., a subsidiary of Downstream Co, entered into on October 31, 2019 by and among Downstream Co, on one side, and Femco Brazil Participações Ltda, on the other side, and, further, as Femco Brazil Participações Ltda guarantor and primarily obligor of certain obligations, Femsa Comercio, S.A. de C.V. and, further, as intervening-consenting party, Raízen Conveniências S.A.

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“Shareholders’ Meeting” means any meeting of the Shareholders.

“Shell” means Shell Brazil Holding B.V., a corporation organized and existing according to the laws of the Netherlands with registered number 27192050 0000, with its principal place of business at 30, Carel van Bylandtlaan, 2596HR 's-Gravenhage, the Netherlands, enrolled with the Brazilian tax registry under No.05.717.887/0001-57.

“Shell Pre-Closing NOL” means the NOL of the Downstream Co determined to exist immediately prior to Closing as if the CIT Year ended on the Closing Date.

“Shell Tax Savings” means, in any CIT Year, the combined applicable rates of CIT multiplied by the hypothetical amount of the Downstream Co’s NOL deduction that would be attributable to any Shell Pre-Closing NOL if the Downstream Co’s CIT Taxable Base were calculated by using its Adjusted Downstream Interest Expense Deduction as its interest expense deduction, it being understood that for this purpose any NOL deduction shall be attributed first, to any Cosan Goodwill NOL, second, to any Shell Pre-Closing NOL, and thereafter, to any NOL generated after the Closing Date that is not a Cosan Goodwill NOL.

“Subsidiary” means, in relation to any Person, a Person: (a) which is Controlled, directly or indirectly, by the first mentioned Person; (b) more than half the issued share capital of which is Beneficially Owned, directly or indirectly, by the first mentioned Person; or (c) which is a Subsidiary of another Subsidiary of the first mentioned Person.

“Sugar” means sugar and sugar by-products, in each case, produced from sugarcane.

“Sugar and Ethanol Co” means Raízen Energia S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida Brigadeiro Faria Lima, 4100, 11th floor, parte 05, City of Sao Paulo, State of Sao Paulo, CEP 04538-132, Brazil, enrolled with the Brazilian tax registry under No.08.070.508/0001-78.

“Sugar and Ethanol Co Shareholders’ Agreement” means the Shareholders’ agreement dated as of November 30, 2012, between Cosan, Sugar and Ethanol Co and Shell.

“Tax” means any past, present or future taxes, including (without limitation) IRPJ, CSLL, PIS, COFINS and ICMS and any and all other taxes, surtaxes, additional rates, levies, excise, imposts, duties, charges, contributions, social contributions, contributions on economic domain intervention, charges, tariffs, fees, deductions, or withholdings of whatever nature (including any related fines, penalties, surcharges or interest) that are imposed, levied, collected, withheld, assumed, assessed by or payable to any Governmental Authority, and that are levied (without limitation) on income, net worth, revenues, profits, turnover, capital gains, imports, exports, services, excise, royalties, ownership and transfer of real estate property, donations, bank account deposits and withdrawals, foreign exchange transactions, credit transactions, transactions related to bonds and securities, transactions related to insurance transactions, as well as “green” or environmental taxes, value-added taxes, and any and all other transactional or turnover tax.

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“Transaction Document” has the meaning set forth in the Framework Agreement.

“Transfer” means, with respect to any JV Securities: (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer any JV Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any JV Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Usufruct Agreement” means the Instrumento Particular de Reserva Onerosa de Usufruto by means of which Cosan S.A. and Cosan S.A. Investimentos agreed, among other matters, that Cosan shall have the right of usufruct over: (i) the political rights attached to the Cosan Downstream Common Shares; (ii) the right to receive any distribution to be made by the Downstream Co through the payment of interest on own capital (juros sobre capital próprio) to the Cosan Downstream Common Shares; and (iii) the right to receive any distribution to be made by Downstream Co through the payment of dividends to the Cosan Downstream Common Shares, provided, however, that such declaration is resolved until April 30, 2014 and is based on profits ascertained until March 31, 2014.

(b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
Affected Shareholder	5.01(d)
Agreement	preamble
Audit Committee	Annex G
Business	8.01
CEO	6.01
CFO	6.01
Chairperson	5.02(a)
COO (Downstream)	6.01
COO (Sugar and Ethanol)	6.01
CSR Committee	Annex G
Deadline	9.04(b)
Direct Report	6.05(c)
Dispute	11.08(a)
Executive Board	6.01
Finance Committee	Annex G
Fiscal Board	Annex B
Interim CEO	6.05(b)
Internal Auditors	Annex G
Joinder Agreement	Annex H
Joining Party	Annex H
Management Shares	3.06
Manual of Authorities	7.01
MOU	11.12
Non-Participating Party	9.04(b)
Participating Party	9.04(b)

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Post-ROSM Interim CEO	6.06(b)
Post-ROSM Interim CFO	6.06(c)
Remuneration Committee	Annex G
Replacement Nominee	5.05(a)
Rules	11.08(a)
Senior Management	7.05
Shareholder Representative	4.01
Shareholders’ Agreement	Annex H
Supervisory Board	5.01(a)
Sustainable Development Remediation Plan	Annex G
Term	11.14

Section 1.02.  Other Definitional and Interpretative Provisions.  A reference to a statutory provision (including, in Brazil, a provision of a Lei Ordinária, Lei Complementar, Decreto, Decreto-Lei, Medida Provisória and any other law under Brazilian law), includes a reference to: (a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and (b) any subordinate legislation made under the statutory provision by any Person (whether before or after the date of this Agreement).  A reference to a “regulation” includes any regulation, rule, official directive, request, guideline, portaria, regulamento, decreto, resolução, deliberação, circular, carta-circular, instrução, instrução normativa, regimento, ato declaratório and/or despacho normativo (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “globally” shall be deemed to include Brazil.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Annexes, Articles, Sections, Exhibits and Schedules are to Annexes, Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning set forth in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person or a Party include the legal personal representatives, Affiliate(s), successors or Permitted Transferees of that Person or Party.  References to “Persons acting in concert” means, in relation to a Person, Persons which actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control of that Person.  References to “he” or “him” shall be deemed to refer, in addition, to “she” and “her”, respectively.  References from or to any date mean, unless otherwise specified, from and including and to but excluding, respectively and a time of day is a reference to São Paulo, Brazil time.  References to “company”, “corporation” or “entity” include a reference to any association, partnership or business entity (of whatever form) in any jurisdiction (including Brazilian sociedades empresárias and sociedades simples).  References to an “agreement” means in relation to that agreement, that agreement as amended from time to time. Italicized terms in parenthesis denote the Portuguese language words for names, concepts and other terms applicable in Brazil.

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Article 2
Bound Shares

Section 2.01.  Bound Shares.  This Agreement shall bind all JV Securities currently owned, directly or indirectly, by the Parties, as well as JV Securities issued by the Downstream Co that are subscribed or purchased or in any other way acquired by any of the Parties, their successors or Permitted Transferees, during the term of this Agreement, including, but not limited to, stock dividends deriving from dividend distributions, splitting, reverse splitting, or any shares, quotas or securities received by the Parties in exchange to or substitution of their JV Securities, by virtue of or in connection with any merger or reorganization of the Downstream Co or otherwise.

Article 3
Shareholders

Section 3.01.  Shareholders’ Meetings.  The Downstream Co will hold an annual Shareholders’ Meeting within the first four (4) months after the close of each fiscal year and an extraordinary Shareholders’ Meeting whenever the Downstream Co’s business so requires.  The general meetings of Shareholders will be instated, on the first call, with the attendance of Shareholders representing at least the percentage of the Downstream Co’s voting capital required under the Brazilian Corporation Law and, on the second call, with any number of Shareholders present; provided that, (a) in order for a quorum to exist for the vote on any matter at any such meeting properly instated, Shareholders representing at least 60% of the Downstream Co’s voting capital must be in attendance at such meeting, and (b) during the pendency of any Indemnity Delinquency Period or in the circumstances described in Section 5.01(d) or Section 9.04(b) in no event shall matters set forth in Parts 1 and 2 of Annex B be voted on at the same Shareholders Meeting.  The approval of any of the matters listed on Part 1 of Annex B hereto shall, at any Shareholders’ Meeting whether on first or second call, require the affirmative vote of Shareholders holding at least 75% of the Downstream Co’s total voting capital (taking into account the proxy granted pursuant to Sections 5.01(d), 7.06 and 9.04(b), if applicable).

Section 3.02.  Supervisory Board and Executive Board.  Each of Cosan and Shell shall vote its JV Securities or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Downstream Co to call a special meeting of Shareholders) in order to ensure that the composition of the Supervisory Board (and the identity of the Chairperson) is as set forth in this Agreement.  Each of Cosan and Shell shall cause its nominees to the Supervisory Board to take all necessary action to ensure that the composition of the Executive Board is as set forth in this Agreement.

Section 3.03.  Byelaw Provisions.  (a) Each Shareholder agrees to vote its JV Securities or execute proxies or written consents, as the case may be, and to take all other actions necessary: (i) to ensure that the Downstream Byelaws facilitate, and do not at any time conflict with, any provision of this Agreement, and (ii) to permit each Shareholder to receive the benefits, and exercise the rights, to which each such Shareholder is entitled under this Agreement.

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(b)            The Downstream Byelaws shall provide for: (i) the elimination of the liability of each member of the Supervisory Board and the Executive Board to the maximum extent permitted by applicable law; and (ii) indemnification of each member of the Supervisory Board and the Executive Board for acts on behalf of the Joint Ventures to the maximum extent permitted by applicable law.

Section 3.04.  Shareholders.  Cosan and Shell shall use their respective (direct or indirect) shareholder votes in the Downstream Co (and any holding company) which they Beneficially Own, to procure that the Downstream Co shall fully comply with the terms of this Agreement, as further set forth in Article 118 of the Brazilian Corporation Law.

Section 3.05.  Limited Proxy.  For the limited purposes of Sections 5.01(d), 7.06  and 9.03, the defaulting Shareholder under each such Section hereby grants to the other Shareholder an irrevocable and irreversible power-of-attorney, in accordance with the terms of Articles 684 and 685 of the Brazilian Civil Code, with the power to constitute a quorum and to vote the defaulting Shareholder's JV Securities.  The power-of-attorney referred to herein shall become effective immediately following the date which is 30 days after the defaulting Shareholder receives written notice from the non-defaulting Shareholder of its failure to make such payment within the specified period during which such payment was required to have been made, but only if the defaulting Shareholder has yet to satisfy all of its obligations referred to in that Section (together with any accrued interest) by such date.

Section 3.06.  Proxy by Management to the Shareholders.  If for any reason whatsoever any preferred non-voting shares held by the management of the Downstream Co under the Downstream Co Stock Option Plan (the “Management Shares”) after the date hereof acquire voting rights according to Paragraph 3 of Article 111 of the Brazilian Corporation Law (Law 6,404 of December 14, 1976) or are allowed or are required to vote on any matters as set forth in the Brazilian Corporation Law, the Shareholders acknowledge that the powers of attorney granted by such managers (under the terms of Articles 684 and 685 of the Brazilian Civil Code) to the Shareholders to vote the Management Shares shall be exercised by Cosan in relation to fifty percent (50%) of any Management Shares and by Shell in relation to fifty percent (50%) of any Management Shares.  The Shareholders shall be entitled to vote the Management Shares as if the Management Shares were held by each of them.

Article 4
Shareholder Representatives

Section 4.01.  Shareholder Representatives.  Each of Cosan and Shell shall appoint one of its respective senior executives as a shareholder representative of that party in respect of the Downstream Co (each such individual, a “Shareholder Representative”).

Section 4.02.  Meetings of the Shareholder Representatives.  The two Shareholder Representatives shall meet at such times as may be requested by either Shareholder Representative or by Cosan or Shell but only to: (a) resolve a deadlock at a Shareholders’ Meeting or at the Supervisory Board-level over any matters set forth in Annex B or Annex D, respectively, or any other matter as the Supervisory Board may agree; or (b) address any of the other matters set forth in Annex A.  All meetings of the Shareholder Representatives shall take place at a location or via teleconference as may be mutually agreed upon by the Shareholder Representatives.

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Section 4.03.  Actions by the Shareholder Representatives.  The responsibilities of the Shareholder Representatives are summarized in Annex A hereto.  Actions or decisions by the Shareholder Representatives shall require the agreement of both Shareholder Representatives.  Cosan and Shell shall: (a) cause the Shareholder Representatives to notify the Supervisory Board of, and shall cause the Supervisory Board to effect or implement, any decision of the Shareholder Representatives which the Shareholder Representatives agree must be effected or implemented by the Supervisory Board; or (b) cause the Shareholders to call a Shareholders’ Meeting to effect or implement any decision of the Shareholder Representatives which the Shareholder Representatives agree must be implemented or effected by the Shareholders.  If the Shareholder Representatives are unable to reach a joint decision, such decision shall not be taken or effected, and the status quo shall prevail.

Section 4.04.  Expenses of the Shareholder Representatives.  Each of (x) Cosan and (y) Shell shall pay, respectively, all reasonable out-of-pocket expenses incurred by the Shareholder Representative nominated by it, in connection with the attendance of any meetings or the carrying out of any duties in such capacity as its Shareholder Representative.

Article 5
Supervisory Board

Section 5.01.  Composition of the Supervisory Board.

(a)            The Downstream Co shall have a supervisory board (Conselho de Administração) (the “Supervisory Board”).

(b)            Subject to Section 5.01(d), Section 5.01(e), Section 7.06 and Section 9.04, the Supervisory Board shall have six voting members, comprising:

(i)         three Qualifying Persons designated by Cosan in its sole discretion; provided that one of such three shall be ROSM while he is not Deceased or Disqualified (each as defined in the Joint Venture Agreement) and (subject to Section 5.02(c)) willing to serve as a member of the Supervisory Board; and

(ii)            three Qualifying Persons designated by Shell in its sole discretion,

who shall each serve, subject to Sections 5.04 and 5.05, for a term of three years.

(c)            Subject to applicable law, there shall be no restriction on (i) Cosan, or (ii) Shell re-designating any then existing member of the Supervisory Board for any subsequent term of office.

(d)            The Parties hereto agree as follows:

(i)            If Shell fails to pay any amounts due and owing under clause 2.4(a) of the Framework Agreement at the time specified in that clause within 30 days of receipt of written notice from Cosan of a failure to make such timely payment, then interest shall accrue at the Default Interest Rate from the date of such receipt until payment is made and Shell will only be entitled to: (A) vote the JV Securities then Beneficially Owned by Shell at any Shareholders’ Meeting with respect to those matters set forth in Part 2 of Annex B (and Cosan shall otherwise be entitled to vote all of the JV Securities then Beneficially Owned by Shell at any Shareholders’ Meeting with respect to all other matters); and (B) have its remaining nominees on the Supervisory Board vote on those matters set forth in Part 4 of Annex D (and those nominees shall not be entitled to vote on any other matters whatsoever). The Chairperson of the relevant Shareholders’ Meeting shall refrain from counting any vote exercised in violation of this Section 5.01(d).  Further, in such event, Section 5.01(e) shall apply.  During the period from the date that any amount is owing by Shell in respect of any such amount (together with any accrued interest) is settled in full, any regular dividends due to Shell shall be set-off against amounts owing by Shell pursuant to the Shell Pledge Agreement; and

(ii)            If Shell makes any delinquent capital contribution in full (together with accrued interest) at any time on or before the date that is 90 days after the date that such capital contribution had been due, the governance rights of Cosan and Shell shall return to the status quo ante that pertained prior to such capital subscription contribution obligation.

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(e)            If the respective holdings of outstanding common shares of Downstream Co from Shell or from Cosan are reduced relative to the other such Shareholder for any reason (whether due to any of Section 5.01(d), Section 7.06 or Section 9.04 or otherwise) (the “Affected Shareholder”), then until such Section is no longer applicable, the following shall apply:

(i)            the size of the Supervisory Board may be increased or decreased by the other Shareholder; and

(ii)          the Affected Shareholder shall be entitled to designate a number of Qualifying Persons to the Supervisory Board that is proportional at any such time to the percentage of then outstanding common shares held by such Affected Shareholder (rounded downwards), but in no event less than one.

Section 5.02.  Chairperson.  (a) Subject to Section 5.02(b) the Shareholders shall appoint ROSM as the chairperson of the Supervisory Board (the “Chairperson”) and shall vote to ensure he is maintained in such position so long as he is willing to serve and neither Deceased nor Disqualified (each as defined in the Joint Venture Agreement) but only for so long as he retains a Controlling Interest (directly or indirectly) over Cosan’s interest in the Joint Venture.

(b)            If ROSM is determined Deceased or Disqualified (each as defined in the Joint Venture Agreement) in accordance with the provisions of the Joint Venture Agreement or, subject to Section 5.02(c), if ROSM is no longer willing to serve as the Chairperson, whichever is earlier, the right of Cosan and Shell to appoint the Chairperson shall alternate between Cosan and Shell for three year periods.  For the initial three year period, Shell will appoint the Chairperson.

(c)            If ROSM is no longer willing to serve as the Chairperson (and has not been determined Disqualified or Deceased (each as defined in the Joint Venture Agreement), he must provide notice to Downstream Co in writing no less than six months’ prior to the date on which he intends to stand down as Chairperson.

(d)            The responsibilities of the Chairperson are set forth in Annex C hereto.  The Chairperson shall not have a casting or tie-breaking vote in the event of deadlock amongst the members of the Supervisory Board.

Section 5.03.  Supervisory Board Members.  Cosan and Shell will procure that all members of the Supervisory Board shall comply with all applicable law in relation to their eligibility to serve as members of the Supervisory Board.

Section 5.04.  Removal of the Supervisory Board Members.  (a) Each of Cosan and Shell agrees that, if at any time it is then entitled to vote for the removal of a member from the Supervisory Board, it shall not vote any of its JV Securities in favour of the removal of any member who shall have been designated pursuant to Section 5.01 or Section 5.05, unless the Person entitled to designate or nominate that member shall have consented to his or her removal in writing; provided that, if the Person entitled to designate any member pursuant to Section 5.01 shall request in writing the removal of such member, each Shareholder shall vote its JV Securities in favour of such removal.

(b)            If a Shareholder ceases to hold any JV Securities, such Shareholder shall procure the resignation of, or remove from office, any members of the Supervisory Board nominated by such Shareholder, at the time of, or immediately prior to, the time at which it ceases to hold such JV Securities.

Section 5.05.  Vacancies on the Supervisory Board.  If there shall be any vacancy on the Supervisory Board (as a result of death, disability, retirement, resignation, removal or otherwise): (a) the Person or Persons entitled under Section 5.01 to designate the member whose death, disability, retirement, resignation or removal resulted in that vacancy, subject to the provisions of Section 5.01, may designate another individual (for the purposes of this Article 5, the “Replacement Nominee”) to fill that vacancy and serve as a member of the Supervisory Board; and (b) subject to Section 5.01, each of Cosan and Shell shall procure that the Replacement Nominee is elected to the Supervisory Board.

Section 5.06. Meetings of the Supervisory Board.  The Supervisory Board shall hold a meeting at least once every calendar quarter and at any other time as may be requested by any three members of the Supervisory Board or the Chairperson.  Meetings shall be held at the headquarters of the Joint Venture or as may otherwise be agreed by the Supervisory Board. Any member of the Supervisory Board may attend any meeting via teleconference; provided that, unless (i) otherwise agreed by Cosan and Shell or (ii) if the meeting is called with less than 10 Business Days’ notice pursuant to paragraph (a) below, at least one member of the Supervisory Board nominated by each of Cosan and Shell shall attend in person.

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(a)            Subject to the provisions of this Agreement, the Downstream Byelaws and all applicable law, the members of the Supervisory Board may regulate their proceedings as they think fit.  Every member of the Supervisory Board shall receive notice of a meeting at least 30 Business Days for regularly scheduled meetings, 10 Business Days for ad hoc meetings (including meetings to appoint (i) the Interim CEO (as defined below) pursuant to Section 6.05(b), (ii) the Post-ROSM Interim CEO (as defined below) pursuant to Section 6.06(b), (iii) the Post-ROSM Interim CFO (as defined below) pursuant to Section 6.06(c), or (iv) the CEO or CFO (as applicable) pursuant to Section 6.06(a) and/or Section 6.06(d) (as applicable)) (and at least 3 Business Days’ notice for ad hoc meetings where any 3 members of the Supervisory Board or the Chairperson reasonably consider that the matter(s) to be discussed is of a commercially urgent nature) before the intended date of the meeting.  Notice of a meeting of the Supervisory Board is deemed to be duly given to a member of the Supervisory Board if it is sent in writing to him at his last known address or other address given by him to the Downstream Co for that purpose or given to him by electronic means to an address given by him to the Downstream Co for that purpose.  The notice shall state the time, date, place and agenda of the meeting, attaching copies, where possible, of the documents or proposals to be considered or discussed.  A member of the Supervisory Board may waive the requirement that notice be given to him of a meeting of directors or a committee of directors, either prospectively or retrospectively, and this requirement for notice can be dispensed with if all the members of the Supervisory Board are present at the meeting.

(b)            The members of the Supervisory Board shall cause to be maintained minutes of all meetings of, and of all meetings of all committees of, the Supervisory Board.

(c)            The formal language of any meeting of the Supervisory Board shall be English (with contemporaneous interpretation into Portuguese at the request of any member of the Supervisory Board); provided that the minutes of the meetings shall be in English and Portuguese (but the Portuguese shall prevail).

Section 5.07.  Proxies for Supervisory Board Members.  Any member of the Supervisory Board may appoint any existing member of the Supervisory Board willing to act, without the approval of the other members of the Supervisory Board, to attend and vote at meetings in accordance with the instructions of such appointing member of the Supervisory Board. Such appointor may remove from office any such proxy so appointed by him.  Any member of the Supervisory Board voting by proxy shall formalize his vote in writing by letter, facsimile or e-mail promptly following the meeting at which the vote was cast by his proxy. Such letter, facsimile or e-mail shall be recorded in the book of minutes of meetings of the Supervisory Board.

Section 5.08.  Quorum of the Supervisory Board.  The quorum of the Supervisory Board shall be two-thirds of the members designated by Cosan and two-thirds of the members designated by Shell, except that, (i) in the circumstances described in Section 5.12, the quorum of the Supervisory Board shall require all three members designated by either Shareholder that is not the Indemnifying Party or the conflicted Shareholder (as the case may be) and (ii) if the circumstances as described in Section 5.01(e) shall apply, the quorum of the Supervisory Board shall be two-thirds of the members designated by the non-Affected Shareholder and two-thirds of the members designated by the Affected Shareholder (except that, if a quorum does not exist at a particular meeting due to the absence of any of the designees of the Affected Shareholder, then any Shareholder may require the meeting to be adjourned for no less than 3 Business Days, and at the resumed meeting on the matters to have been covered at the adjourned meeting only, the quorum of the Supervisory Board shall require only a majority of the members designated by the non-Affected Shareholder.  A person voting as a proxy for a member of the Supervisory Board shall, if his appointor is not present, be counted in the quorum in his own capacity and in his capacity as a proxy.

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Section 5.09.  Action by the Supervisory Board.  Part 1 of Annex D hereto sets forth the functions of the Supervisory Board.  Subject to Sections 5.01(d), 5.01(e), 7.06 and 9.04, actions of the Supervisory Board shall require the affirmative vote of at least, in respect of the matters set forth in Part 2 of Annex D, five of the six members, and, in respect of the matters set forth in Part 3 of Annex D, four of the six members of the Supervisory Board, in each case at which a quorum is present.  If the Supervisory Board cannot reach a decision in respect of any matter set forth in Annex D, such decision will be referred to the Shareholder Representatives for resolution pursuant to Annex A to the extent possible, where requested by any member of the Supervisory Board.

Section 5.10.  Expenses and Compensation of Supervisory Board Members.  The Shareholders shall cause the Downstream Co to pay all reasonable out-of-pocket expenses incurred by each member of the Supervisory Board in connection with attending regular and special meetings of the Supervisory Board and any committee thereof, and any such meetings of the board of directors of any Subsidiary of the Downstream Co and any committee thereof, in addition to any further compensation for the members of the Supervisory Board that may be approved from time to time by the Shareholders at any Shareholder meeting.

Section 5.11.  Committees.  The Supervisory Board shall create any committees required pursuant to any agreement between Cosan and Shell and may create and operate any other committees as it may determine; provided that the Supervisory Board shall create and maintain the committees as set out in, and in accordance with the provisions of, Annex G.  Designees of Cosan and Shell shall be entitled to equal representation on any committee of the Supervisory Board.

Section 5.12.  Shareholder Indemnification Matters; Conflicts of Interest.  (a) Notwithstanding anything in this Agreement to the contrary, if the Downstream Co is an Indemnified Party (as defined in the Framework Agreement) and brings a Claim (as defined in the Framework Agreement) against a Shareholder who is the Indemnifying Party (as defined in the Framework Agreement), in no event shall the members of the Supervisory Board designated by the Indemnifying Party be entitled to vote on any matters presented to the Supervisory Board with respect to the bringing of such Claim; provided, however, that members of the Supervisory Board designated by the Indemnifying Party shall have the right to participate in any and all discussions concerning such Claim and shall have the opportunity to express their views and opinions with respect to such Claim.  The members of the Supervisory Board designated by the Indemnified Party shall have the sole power and authority to vote on all matters with respect to the bringing of such Claim.

(b)            In the event that any competitively sensitive information is to be discussed or reviewed at any meeting of the Supervisory Board and the participation in any such discussion or the receipt of any such information by any Supervisory Board member would (i) present a conflict of interest in respect of the interests of the Shareholder who appointed such member, (ii) would risk placing the Downstream Co in a potentially competitively disadvantaged position or (iii) would reasonably be expected to violate applicable antitrust or competition laws, such member shall be required to recuse himself or herself from such discussion and shall not be entitled to receive such information; provided, however, that, on any vote in respect of any such matter, the other designees to the Supervisory Board of the Shareholder who also designated such member shall be entitled to exercise a proxy to vote on behalf of such member on that matter.  In connection with this Section 5.12(b), each member of the Supervisory Board shall certify within 20 Business Days of the end of each fiscal year of the Downstream Co that he or she has not had access to commercially sensitive information of the JV Entities in the preceding fiscal year in violation of this Section.

(c)            Notwithstanding anything in this Agreement to the contrary, in no event shall the members of the Supervisory Board designated by Shell, or Cosan have the right to vote on any transactions, actions or agreements between Downstream Co or any of its Subsidiaries, on the one hand, and such Shareholder or any of its Affiliates, on the other.

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Article 6
Executive Board

Section 6.01.  Executive Board.  The Downstream Co shall have an executive board (Diretoria) (the “Executive Board”).  The Executive Board shall consist of the following voting members: (i) the chief executive officer (the “CEO”); (ii) the chief financial officer (the “CFO”); (iii) the chief operating officer in respect of the businesses operated by the Downstream Co (the “COO (Downstream)”); (iv) an executive officer who shall be the same person who is appointed as the chief operating officer of Sugar and Ethanol Co (the “COO (Sugar and Ethanol)”); and (v) such additional members as may be determined by approval of five of the six members of the Supervisory Board; provided that at no time shall there be more than eight members of the Executive Board.  The members of the Executive Board and all Joint Venture staff shall serve the interests of the Joint Venture, and no such member shall be deemed to represent any particular Shareholder.  Each member of the Executive Board shall be an executive of, or formally seconded to (subject to the approval of four of the six members of the Supervisory Board pursuant to Section 7.02), the Downstream Co and shall reside in Brazil.  Subject to Section 6.04(a), Section 6.06(a), Section 6.06(d) and Section 6.06(e) each member of the Executive Board (other than the CEO) shall serve for a term of three years, and the CEO shall serve for a term of two years (subject in each case to re-election).

Section 6.02.  Meetings of the Executive Board.  (a) The Executive Board shall hold a meeting at least once every calendar month and at such other time as may be requested by the CEO.  Meetings shall be held at the headquarters of the Joint Venture or as may otherwise be agreed by the Executive Board.  Any member of the Executive Board may attend any meeting via teleconference unless the CEO notifies the other members that such meeting must be held with the attendance of all members in person.

(b)            Subject to the provisions of this Agreement, the Downstream Byelaws and all applicable law, the members of the Executive Board may regulate their proceedings as they think fit.

(c)            The members of the Executive Board shall cause to be maintained minutes of all meetings of the Executive Board.

Section 6.03.  Action by the CEO.  Annex E hereto sets forth the functions of the CEO.  Except as set forth below, all actions and decisions of the CEO may only be taken  in compliance with the responsibilities and powers set forth in the Manual of Authorities. Subject to the above and the limitations set out in Annex F hereto, the CEO may delegate certain decision making powers or duties to the Senior Management (as defined below) in his sole discretion.

Section 6.04.  Removal of Executive Board Members.  (a) Subject to Section 6.06(e), the CEO may be removed, with or without cause, prior to the end of his or her term, by an affirmative vote of five of the six members of the Supervisory Board.  Subject to Section 6.06(e), any member of the Executive Board (other than the CEO) may be removed from his position on the Executive Board, with or without cause by either the CEO (in which case the Shareholders shall be obligated to cause all of the Supervisory Board members to vote for such individual’s removal) or upon an affirmative vote of five of the six members of the Supervisory Board.

(b)            At the end of any term of office of the CEO as determined in accordance with Section 6.01, Section 6.05(a) or Section 6.06(a) (as applicable), any Shareholder may propose the removal of the CEO to the other Shareholder by providing the other Shareholder with notice setting forth in writing in reasonable detail a fully reasoned and good faith explanation of the reasonable grounds for such removal and evidence why and how the CEO has failed in his responsibilities (together with any supporting documentation deemed reasonably necessary by such Shareholder to support such removal), and in this case, (i) if the other Shareholder disagrees with this conclusion, it shall provide written notice to the notifying Shareholder of its disagreement, (ii) the Shareholder Representatives shall meet as promptly as practicable to discuss such matter and (iii) if the Shareholder Representatives are unable to resolve such disagreement within 20 Business Days of the initiating notice and the notifying Shareholder still wishes to effect the CEO’s removal, the notified Shareholder shall, upon receipt of notice to this effect, be obligated to cause all of the members of the Supervisory Board that it has appointed to vote for the removal of the CEO pursuant to Section 6.04(a).

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Section 6.05.  Vacancies on the Executive Board whilst ROSM is Chairperson.  (a) Subject to the remainder of this Section 6.05 and to Section 6.06, if ROSM is Chairperson and any individual serving as CEO shall leave the employ of the Downstream Co or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then:

(i)            the Supervisory Board shall discuss and define the profile(s) they consider desirable in a CEO;

(ii)            each Shareholder shall propose two candidates to become the CEO, taking into account such profile(s), which persons may be vetoed by the other Shareholder (but solely for reasons related to such person’s qualifications, experience, track record, personal profile, past compliance with the General Business Principles of the Joint Venture, and such person’s ability to represent the interests of the Joint Venture above those of either Shareholder);

(iii)            if the candidates proposed by a Shareholder are vetoed pursuant to paragraph (ii) above, such Shareholder may propose additional candidates until both Shareholders have agreed on at least two mutually agreeable candidates;

(iv)            the Chairperson shall nominate one of the proposed candidates for approval by the Supervisory Board, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the individual nominated by the Chairperson; and

(v)            the individual nominated by the Chairperson shall serve as CEO for a term of two years (subject to re-election) in accordance with Section 6.01.

(b)            Until such time as the Supervisory Board elects the replacement CEO pursuant to Section 6.05(a), an interim CEO (the “Interim CEO”) shall serve in his or her place.  The Supervisory Board shall endeavor to appoint the Interim CEO by approval of five of the six members of the Supervisory Board within two weeks of such vacancy; provided that if the Supervisory Board does not approve an Interim CEO within such time, the COO (Sugar and Ethanol), the COO (Downstream) and the CFO shall elect the Interim CEO from among the members of the Executive Board by a simple majority vote, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the person so elected.  For the avoidance of doubt, there shall be no Interim CEO until a majority is obtained. The Interim CEO shall serve for a maximum of 90 days, at which time, if no replacement CEO has been elected, a new Interim CEO shall be selected using the same procedures described above in this Section 6.05(b).  No member of the Executive Board shall serve twice as Interim CEO before every other member of the Executive Board has served once.

(c)            Subject to Section 6.06, if any individual serving: (i) as a member of the Executive Board (other than CEO); or (ii) in any other position of the Joint Venture who reports directly to the CEO (each such individual, a “Direct Report”), shall leave the employ of the Downstream Co or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then the CEO shall submit to the Supervisory Board a nominee, who in the case of the CFO, the COO (Sugar and Ethanol) or the COO (Downstream) shall be selected from among two individuals submitted by: (A) in the case of the CFO, the Shareholder other than the Shareholder who submitted the nominee who was appointed the CEO; (B) in the case of the COO (Sugar and Ethanol), Cosan; and (C) in the case of the COO (Downstream), Shell.  Approval of such nominee shall require an affirmative vote of at least five out of the six members of the Supervisory Board.  The nominee shall be selected based on both individual merits and capabilities as well as potential contribution to the Executive Board (or, in the case of Direct Reports, his or her relevant team), with the objective of assembling the best team capable of delivering the Joint Venture strategy and Business Plan.  Members of the Supervisory Board may decline to approve any such nominee based only on lack of relevant qualifications, experience, track record, personal profile, past compliance with the General Business Principles of the Joint Venture, and/or such person’s ability to represent the interests of the Joint Venture above those of either Shareholder.  If the Supervisory Board declines to nominate the nominee, the CEO may submit a different candidate (selected from among two new individuals designated by the Shareholder entitled to do so under this paragraph (c)) to be approved pursuant to the procedures specified in this paragraph (c) above until an individual is approved to serve in such capacity by the Supervisory Board.  In the case of any other position on the Executive Board not otherwise addressed in this Section 6.05(c), the process set forth above shall be followed save that the CEO shall not be required to select his nominee from any pool of persons selected by any Shareholder.

(d)            Each Shareholder shall, and shall cause each member of the Supervisory Board to, approve the appointment or removal of any individual appointed or removed pursuant to, and in accordance with the other provisions of this Section 6.05.

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Section 6.06. Vacancies of the Executive Board post-ROSM. (a) If (i) ROSM is no longer the Chairperson according to the terms and conditions set forth in Section 5.02(b), and (ii) any individual serving as the CEO and/or the CFO shall leave the employ of the Downstream Co or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then the Supervisory Board shall endeavor to appoint the replacement CEO and/or CFO (as applicable) by approval of at least five of the six members of the Supervisory Board within 20 Business Days of such vacancy. Any CEO and/or CFO appointed in accordance with this Section 6.06(a) shall serve for a term of two years (subject in each case to re-election). If no replacement CEO and/or CFO (as applicable) is appointed by the Supervisory Board within such time, a Post-ROSM Interim CEO and/or a Post-ROSM Interim CFO (as applicable) shall be appointed in accordance with the process set out in Section 6.06(b) and/or Section 6.06(c) below (as applicable).

(b) If no replacement CEO is appointed by the Supervisory Board pursuant to Section 6.06(a), or a Post-ROSM Interim CEO is removed in accordance with Section 6.04(a), then until such time as the Supervisory Board elects the replacement CEO pursuant to Section 6.06(d), an interim CEO (the “Post-ROSM Interim CEO”) shall serve in his or her place.  The Executive Board shall elect the Post-ROSM Interim CEO from among the members of the Executive Board by a simple majority vote, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the person so elected.  For the avoidance of doubt, there shall be no Post-ROSM Interim CEO until a majority is obtained. The Post-ROSM Interim CEO shall serve for a maximum of one year, at which time, if no replacement CEO has been elected in accordance with Section 6.06(d) the provisions of Section 6.06(e) below shall apply. For the avoidance of doubt (i) Section 6.03 shall apply to any Post-ROSM Interim CEO, and (ii) the term of the Post-ROSM Interim CEO shall end on the date on which the replacement CEO is appointed in accordance with Section 6.06(d) or Section 6.06(e) (as applicable).

(c) If no replacement CFO is appointed by the Supervisory Board pursuant to Section 6.06(a), or a Post-ROSM Interim CFO is removed in accordance with Section 6.04(a), then until such time as the Supervisory Board elects the replacement CFO pursuant to Section 6.06(d), an interim CFO (the “Post-ROSM Interim CFO”) shall serve in his or her place.  The Executive Board shall elect the Post-ROSM Interim CFO from among the members of the Executive Board by a simple majority vote, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the person so elected.  For the avoidance of doubt, there shall be no Post-ROSM Interim CFO until a majority is obtained. The Post-ROSM Interim CFO shall serve for a maximum of one year, at which time, if no replacement CFO has been elected in accordance with Section 6.06(d) the provisions of Section 6.06(e) below shall apply. For the avoidance of doubt the term of the Post-ROSM Interim CFO shall end on the date on which the replacement CFO is appointed in accordance with Section 6.06(d) or Section 6.06(e) (as applicable).

(d) During the term of any Post-ROSM Interim CEO and/or Post-ROSM Interim CFO (as applicable) appointed in accordance with Section 6.06(b) or Section 6.06(c) (as applicable) the Supervisory Board shall meet regularly to seek to appoint a replacement CEO and/or CFO (as applicable).

(e) If no replacement CEO and/or CFO (as applicable) is appointed by the Supervisory Board prior to the expiry of the one year term of the Post-ROSM Interim CEO and/or Post-ROSM Interim CFO (as applicable), then Shell shall have the first right to appoint the replacement CEO and Cosan shall have the first right to appoint the replacement CFO (as the case may be). In each case, the appointments shall be for a two year term. At the expiry of the relevant two year term, if the Supervisory Board has not agreed on the appointment of a replacement CEO and/or CFO (as applicable) in accordance with Section 6.06(a), the appointment rights for CEO and/or for CFO shall rotate such that Cosan shall have the next appointment right for CEO and Shell shall have the next appointment right for CFO (as the case may be), with each of the CEO and CFO being appointed for a two year term. The appointment rights for CEO and/or CFO shall continue to rotate between Shell and Cosan until the Supervisory Board appoints a replacement CEO and/or CFO (as applicable) in accordance with Section 6.06(a). Any replacement CEO and/or CFO appointed in accordance with Section 6.06(e) shall be appointed for a two year term. No Shareholder shall simultaneously hold the appointment rights for CEO and CFO under the terms of this Section 6.06(e). Section 6.04 shall not apply to any replacement CEO and/or CFO appointed in accordance with this Section 6.06(e).

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Section 6.07   Other Vacancies of the Executive Board after ROSM.  In a situation where ROSM is no longer the Chairperson according to the terms and conditions set forth in Section 5.02(b), Section 6.05(c) will continue to apply in respect of all other positions of the Executive Board (other than the CEO and CFO) and Section 6.05(c) will cease to apply to in respect of the CFO.

Section 6.08 Compensation.  The members of the Executive Board shall be compensated in accordance with the decisions of the Supervisory Board taken pursuant to Annex D and as approved by the Shareholders in accordance with Annex B.

Section 6.09.  Committees.  The Executive Board shall create any committees required pursuant to agreement between Cosan and Shell and may create and operate any other committees as it may determine.

Article 7
Other Governance Matters

Section 7.01.  Manual of Authorities.  The Shareholders shall cause the Supervisory Board to adopt and maintain a manual of authorities (the “Manual of Authorities”) in a form agreed by Cosan and Shell, consistent with the levels of authority set out in Annex D, Annex E and Annex F hereof. The Manual of Authorities shall set forth the extent and limitations of authority, in respect of the taking of decisions on behalf of the Downstream Co, which each executive of the Downstream Co has been granted and shall be registered at the Downstream Co’s headquarters.

Section 7.02.  Secondments.  (a) The Shareholders may provide secondees to serve as members of the Executive Board.  Subject to Section 6.05, if a secondee of a Shareholder is nominated to serve as CEO, as any member of Senior Management or in any role reporting directly to any member of Senior Management, approval of such nominee shall require an affirmative vote of at least four of the six members of the Supervisory Board.

(b)            Subject to Section 6.05, a secondee of a Shareholder may be appointed to serve in any capacity in the Joint Venture (other than those specified in Section 7.02(a)) with approval of the CEO only.

(c)          Officers or employees of the Downstream Co or any of its Subsidiaries may be seconded to Cosan or Shell, or any of their respective Affiliates.  Cosan, Shell and the Downstream Co shall together consider opportunities for, and develop a plan in respect of, any such secondments on a yearly basis (with an initial meeting for such purpose being held within 180 days of the Closing Date).  In the event that Cosan or Shell agrees to accept a secondee from the Downstream Co or any of its Subsidiaries, the secondment policies, procedures and confidentiality obligations customary for secondees to the entity (and any specific department) to which such officer or employee is proposed to be seconded shall apply to the extent possible.

(d)            Unless otherwise agreed in writing between the Shareholders, all employees of Shell (or any of its Affiliates) transferred to the Joint Venture at Closing shall no longer be employees of Shell (or the relevant Affiliate), but shall be employees of the Joint Venture following Closing.

Section 7.03.  Dismissals.  (a) The CEO (or any person otherwise agreed by four or more members of the Supervisory Board) will ensure that any breach of the Key Policies by an employee of, or a secondee to, the Downstream Co, is investigated and, following such investigation, shall ensure that such action is taken as he (or his designate) considers appropriate in relation to such breach, which may include dismissal.

(b)            Subject to applicable law and any policies adopted by the Supervisory Board, any employee of the Downstream Co (other than a member of the Executive Board) may be removed, with or without cause, by the CEO.

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Section 7.04.  Subsidiary Governance.  The senior management (and, where existent, the Conselho de Administração) of each subsidiary of the Downstream Co shall be selected (to the extent not restricted by any governing document of a subsidiary which is not wholly owned) by the CEO of the Downstream Co or his delegate; provided that a simple majority of the Supervisory Board may veto any such decision and select alternative persons for such roles.

Section 7.05.  Senior Management.  The senior management of the Downstream Co, which shall include the members of the Executive Board, excluding the CEO, and any Direct Report (the “Senior Management”) have the right to make decisions in respect of the Downstream Co to the extent set out in Annex F hereto, without the need for further approval of the CEO or the Supervisory Board. Except as set forth in Annex F, all actions and decisions of the Senior Management may only be taken in compliance with the responsibilities and powers set forth in the Manual of Authorities.

Section 7.06.  Indemnity Delinquency Period.  During the Indemnity Delinquency Period, (a) Cosan will only be entitled to: (i) vote the shares in the Downstream Co then Beneficially Owned by it at any meeting of the Shareholders of Downstream Co with respect to those matters set out in Part 2 of Annex B (and Shell shall otherwise be entitled to vote all of the shares in the Downstream Co then Beneficially Owned by Cosan, as applicable, at any such meeting with respect to all other matters); and (ii) have its remaining nominees on the Supervisory Board of the Downstream Co vote on those matters set out in Part 4 of Annex D (and those nominees shall not be entitled to vote on any other matters whatsoever); (b) the chairperson of the relevant Shareholders’ meeting shall refrain from counting any vote exercised in violation of the immediately preceding clause and, in this case, Section 5.01(e) shall apply and (c) if Cosan makes payment in full of the relevant Determined Indemnity Amount (as defined in the Framework Agreement) (plus, as applicable, any accrued interest pursuant to clause 14.7 (Default interest) of the Framework Agreement) at any time on or before the date that is 90 days after the date on which the relevant Determined Indemnity Amount (as defined in the Framework Agreement) was determined, the governance rights of Cosan and Shell shall return to the status quo ante that pertained prior to such payment obligation.

Article 8
Scope of the Downstream Co; Acquisitions; Business Opportunities

Section 8.01.  Scope of the Downstream Co.

I. The principal business of the Downstream Co in Brazil will be:

(a)            the supply and distribution, commercialization and sale of fuel products within Brazil;

(b)            acting as an agent for the sale of retail and aviation lubricants within Brazil;

(c)          the further development (and licensing) of Sugar and ethanol (and not only Ethanol) production-related technology globally, including in accordance with Article 7 of the Sugar and Ethanol Co Shareholders’ Agreement; and

(d)            performing the Convenience Business and the Proximity Business within Brazil.

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II. The principal business of the Downstream Co. in Argentina will be:

(a) the supply and distribution, commercialization and sale of automotive, aviation and industrial fuel products, bitumen, liquefied petroleum gas, and chemical solvents (but only chemical solvents produced by the local refinery in Buenos Aires owned by the Downstream Co.), as well as any other product produced by the Downstream Co.’s refinery business;

(b) the operation of retail stations and operation and franchising and/or licensing of convenience stores;

(c) the operation of the local refinery in Buenos Aires owned by the Downstream Co.;

(d) the supply and distribution, blending, commercialization and sale of automotive and industrial lubricants and greases, including selling to Shell to export or exporting to countries which the Downstream Co. has a lubricants brand license agreement signed and in force with Shell (or any of its Affiliates);

(e) the import of fuels, biofuels and ethanol; and

(f) the sale and export of crude oil and fuel products purchased from Shell (or any of its Affiliates) or any product with its country of origin in Argentina to Brazil, Uruguay, Bolivia, and/or Paraguay,

 (the principal business of the Downstream Co as set out in Section 8.01(I) and Section 8.01(II) together, the “Business”)

Section 8.02.  Restrictions.

(a) For so long as a Cosan, Cosan Investimentos and Shell are Shareholder, none of the Shareholders (or any of their Affiliates) shall engage in the Business in Brazil other than through the Downstream Co (or another JV Entity); provided that any of the Shareholders (or any of their Affiliates) may engage in the further development of second-generation technology in Brazil (and, for the avoidance of doubt, Shell (or any of its Affiliates) may continue the Existing Academic Projects (as defined in the Sugar and Ethanol Co Shareholders’ Agreement) in Brazil).

(b) For so long as Cosan, Cosan Investimentos and Shell are Shareholders, none of the Shareholders (or any of their Affiliates) shall engage in the Business in Argentina other than through the Downstream Co (or another JV Entity); provided that (i) any of the Shareholder’s (and any of their Affiliates’) global network of trading, aviation and marine businesses may continue the import, export, purchase, sale, receipt and delivery of products, except for gasoline, diesel (not including bio-diesel) and aviation jet fuel products to end-use customers in the Argentina fuel market (which end-use customers do not include refiners); (ii) Shell (and any of its Affiliates) may export products from, import products to, and supply and distribute, blend, commercialize and sell automotive and industrial lubricants, greases, fuel products, bitumen, liquified petroleum gas and chemical solvents in Argentina (and operate associated retail stations and convenience stores) unless a brand licensing agreement between Shell (and any of its Affiliates) and Downstream Co. is signed and in force; (iii) Cosan (and any of its Affiliates) may continue the supply and distribution, commercialization and sale of lubricants except as otherwise agreed to in writing by and between the Downstream Co. and Cosan (and any of its Affiliates); and (iv) the Shareholders (and any of their Affiliates) are free to engage in and commercialize any products (x) directly relating to or produced by their upstream business, or (y) not being produced by the Downstream Co.’s refinery business at the end of calendar year 2018; and (v) the Shareholders (and any of its Affiliates) shall be free to engage in the activities and markets set forth in Section 8.01(II)(e) and Section 8.01(II)(f) except if directly related to the sale of gasoline, diesel (not including bio-diesel) and aviation jet fuel products to end-use customers in the Argentina fuel market (which end-use customers do not include refiners)

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(c) Nothing contained in this Section 8.02 shall preclude or restrict the Shareholders (or any of their Affiliates) from entering into any transaction to globally acquire the whole or part of any business or undertaking (an "Acquisition Target"), provided that the acquiring Shareholder can demonstrate, to the reasonable satisfaction of the other Shareholder, that the principal purpose of the acquisition of the Acquisition Target is not the acquisition of any of the businesses described in Section 8.01(I) in Brazil, but, in case  that the Acquisition Target performs any of the businesses described in Section 8.01(I) in Brazil, the acquiring Shareholder shall, within eighteen (18) months of completing the acquisition of acquiring the Acquisition Target, dispose of the Acquisition Target’s businesses described in Section 8.01(I) in Brazil to a third party (not being a member of the acquiring Shareholder’s Group or a person acting for or on behalf of the acquiring Shareholder’s Group).

Section 8.03.  Acquisitions.

(a)            To develop the Business, the Downstream Co will consider the acquisition of, or investment in, third party businesses or assets within the scope of the Business, whether directly, by way of joint venture or any other form of business combination (any such transaction, an “Acquisition”).

(b)            If any Shareholder or any of its Affiliates, or the Downstream Co, identifies any opportunity for an Acquisition, such Person shall refer the identified opportunity to the Executive Board of the Downstream Co for analysis before itself conducting any detailed analysis.

(c)            The Downstream Co shall not make or enter into any agreement to make any Acquisition without the prior approval of the Supervisory Board pursuant to Annex D or which would require any direct financing from Cosan and/or Shell; provided that, when considering any Acquisition, the Supervisory Board shall give due regard to whether the Acquisition would (i) be consistent with the policies of the Joint Venture then existent (including, for the avoidance of doubt, the Key Policies); (ii) in the reasonable opinion of the Supervisory Board, meet the internal rate of return and other operational thresholds which may be specified by the Supervisory Board; and (iii) would result in an increase to the leverage ratio beyond any limit specified by the Supervisory Board.

Section 8.04. Convenience and Proximity Businesses Non-compete.

(a)            For so long as Cosan, Cosan Investimentos and Shell are Shareholders and for so long as the Downstream Co. performs the Convenience Business and the Proximity Business, directly or indirectly through any of its Affiliates, none of the Shareholders (or any of their Affiliates) shall, other than through the Downstream Co. (x) engage, have any financial relationship or interest or, in any other form, be involved under any title, in any development, activity or business, which, directly or indirectly, is in competition with any of the Convenience Business and the Proximity Business within Brazil, nor (y) enter into any discussions, negotiations and/or preliminary agreements, in Brazil, with any third party in order to evaluate a possible transaction or agreement related to the Convenience Business or the Proximity Business in Brazil.

(b)            During a period of two (2) years counted from the date of the termination of the Shareholders’ Agreement Raízen Conveniências, or the implementation of the separation of the Convenience Business from the Proximity Business within Raízen Conveniências, the Shareholders shall be restricted and shall cause its respective Affiliates to be restricted to, directly or indirectly, perform the Proximity Business, pursuant to the same terms of the Section 8.04, (a), above.

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Article 9
Distribution and Dividend Policy; Goodwill; NOLs; Pledge of Dividends; Capital Contributions

Section 9.01.  Distributions and Dividend Policy.  Unless otherwise agreed by the Shareholders in accordance with the provisions of this Agreement and applicable law, the Shareholders shall ensure that the net profit registered in the fiscal year, computed after the deductions and adjustments provided for in the Brazilian Corporation Law, will be subject to the following allocation order:

first, five per cent (5%) of the net profit to the constitution of the legal reserve, until it reaches (x) twenty per cent (20%) of the capital stock or (y) thirty percent (30%) of the capital plus any capital surplus, and which will never exceed the lower amount of (x) and (y);

second, payment of dividends to the holders of the Downstream B Shares and the Downstream C Shares, the amount of which will be variable and calculated in accordance with Section 9.02 and, if no such payment is due in accordance therewith, payment of fixed dividends to the holders of the Downstream B Shares and the Downstream C Shares in an amount of BRL 0.01 (one centavo) for each group of 1.000.000 (one million) of Downstream B Shares and BRL 0.01 (one centavo) for each group of 1.000.000 (one million) of Downstream C Shares, respectively;

third, payment of fixed dividends to the holders of the Downstream D Shares, the amount of which will be variable and calculated in accordance with Section 9.02;

fourth, payment of fixed dividends to the holders of the Downstream E Shares in an amount of BRL 0.01 (one centavo) for each group of 1,000,000 (one million) Downstream E Shares;

fifth, payment of fixed dividends to the holders of the preferred ‘A’ shares in an amount of BRL 0.01 (one centavo) only;

sixth, payment of a mandatory dividend of 1% of the net profits;

seventh, payment to the Downstream Co’s statutory reserve (reserva estatutária) for operations and projects, in an amount agreed by the holders of 80 per cent. of the voting shares of the Downstream Co; provided that in no event shall (a) such amount exceed 80% of net profits or (b) such statutory reserve exceed 80% of Downstream Co’s share capital; and

eighth, payment of the remaining amount as dividends to the holders of the common shares in accordance with any determination at the annual Shareholders’ Meeting (or as otherwise approved by the Shareholders), with due regard to the terms and conditions set forth in the Usufruct Agreement;

provided that, in setting the payments of amounts under this Section 9.01, the Shareholders agree that (a) the Downstream Co shall seek to maximize the amount of profits to be distributed to the Shareholders under this Section 9.01 and (b) the amount paid shall be consistent with the leverage ratio objectives and capital investment requirements of the Joint Venture as determined by the Supervisory Board.

Further, the decision to make any distribution pursuant to this Section 9.01 in the form of either IOC or dividends shall be made by the Supervisory Board; provided that (a) the Supervisory Board will decide whether to distribute profits by way of IOC or by way of dividends; (b) the Supervisory Board shall determine the relative net Tax effects of paying IOC relative to dividends and shall select the option that is most beneficial for the Shareholders combined (including when taking into account any indirect Tax benefits to a shareholder by virtue of such Shareholder’s interest in the JV Entities) and (c) if paying distributions by way of IOC would result in one of the Shareholders receiving an amount, net of all actual Tax effects (including when taking into account any indirect Tax benefit by virtue of a Shareholder’s interest in the JV Entities), lower than that which it would have received had such distributions been paid as dividends, the other Shareholder shall make such payments to the first such Shareholder as necessary to ensure that such first Shareholder receives, net of actual Tax effects, an amount in cash per share no less than it would have received had such distributions been paid as dividends.

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Section 9.02.  Goodwill, NOL and others.

(a)            The Parties acknowledge that, as a result of the contributions to the Joint Venture made by or caused to be made by: (i) Cosan, the Downstream Co may be able to reduce its liability for CIT after the Closing Date due to amortization of Cosan Goodwill; and (ii) Shell, the Downstream Co may be able to reduce its liability for CIT after the Closing Date from the use of Shell Pre-Closing NOLs.

(b)            The amounts in BRL of Cosan Goodwill and Shell Pre-Closing NOLs of the Downstream Co, together with the anticipated approximate amounts of the Cosan Tax Savings and Shell Tax Savings, at the Closing Date, will be delivered in writing by Cosan to Shell (in the case of Cosan Goodwill and Cosan Tax Savings) and by Shell to Cosan (in the case of Shell Pre-Closing NOL and Shell Tax Savings) within 20 Business Days after Closing.

(c)            For each CIT Year: (i) the holders of the Downstream B Shares shall be entitled to a Distribution equal in the aggregate to the Cosan Tax Savings of the Downstream Co for such CIT Year, (ii) the holders of the Downstream C Shares shall be entitled to a Distribution equal in the aggregate to the Shell Tax Savings of the Downstream Co for such CIT Year; and (iii) the holders of the Downstream D Shares shall be entitled to a Distribution equal in the aggregate to a (a) minimum amount of BRL 729,412.00 (seven hundred and twenty-nine thousand, four hundred and twelve Reais), and (b) maximum amount of BRL 1,094,118.00 (one million, ninety-four thousand, one hundred and eighteen Reais), being the exact amount of the Distribution for such CIT Year to be decided by the Shareholders’ Meeting, provided that (x) in the CIT Year ended on March 31st, 2015, the Distribution to the Downstream D Shares shall be equal to the total amount of BRL 790,550.00 (seven hundred and ninety thousand, five hundred and fifty-five Reais), and (y) from the CIT Year ended on March 31st, 2016, the minimum and maximum amount of Distribution to the Downstream D Shares indicated on items “a” and “b” shall be annually updated as per the CDI, considering March 31st, 2016 as initial term.

(d) Distributions on any given CIT Year may be made by way of a partial redemption of Downstream C Shares, Downstream D Shares and/or Downstream E Shares. The terms, conditions, amounts and criteria for any partial redemption of Downstream C Shares, Downstream D Shares and/or Downstream E Shares shall be approved by 100% (one hundred per cent) of the Shareholders in a Shareholders’ Meeting. For sake of clarity, Downstream B Shares are not subject to partial redemption. Downstream B Shares shall only be redeemed in full; provided, however, that such redemption in full shall occur up to November 22, 2016, for a symbolic value (“valor simbólico”) to be approved by 100% (one hundred per cent) of the Shareholders in a Shareholders’ Meeting, considering that final amortization or deductions on account of Cosan Goodwill and Cosan Goodwill NOL have been realized and that such Cosan Tax Savings have been paid as Distributions.

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(e)            If, as a result of an audit by a Governmental Authority or of direct action taken by the Downstream Co before the initiation of an audit by a Governmental Authority purporting to investigate the respective Tax matter, the figure in respect of the CIT Taxable Base or NOL of the Downstream Co is different from the figure previously used in respect thereof to calculate the Cosan Tax Savings or Shell Tax Savings for the same CIT Year such that the actual Cosan Tax Savings or Shell Tax Savings, respectively, are: (i) greater than the amount in respect of which prior Distributions have been made for the same CIT Year, then the holders of the Downstream B Shares or Downstream C Shares (as the case may be) shall be entitled to an additional Distribution equal to such excess, which shall be paid in accordance with paragraph (g); or (ii) less than the amount in respect of which prior Distributions have been made for the same CIT Year, then the holders of the Downstream B Shares or Downstream C Shares (as the case may be) that received the excess amount pursuant to this Section 9.02(e)  shall repay that amount (plus, solely if the amendment directly relates to the Cosan Goodwill, or to the Shell Pre-Closing NOL (as the case may be), and not to other items of the CIT Taxable Base or NOL, any penalties, adjustments, costs and expenses incurred as a result of the related unpaid CIT or the repayment under this paragraph (ii)) to the Downstream Co so as to put it in the same after-Tax cash position as if there had been made no excess Distributions and no corresponding adjustments in the CIT Taxable Base or NOL; and in the case of (i) and (ii), any payments due to, or from, the Downstream Co shall be made as a single payment in BRL within 30 days of the date on which the revised figure for the actual Cosan Tax Savings or Shell Tax Savings (as the case may be) is finally determined (X) by means of a judicial decision, arbitral award or binding order of a Governmental Authority with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired), or (Y) directly by the Downstream Co before the initiation of an audit by a Governmental Authority purporting to investigate the respective Tax matter.

(f)            Notwithstanding the other provisions of this Section 9.02, the Distributions provided by paragraphs (c) and (d)  for any CIT Year shall be reduced (but not below zero, except as contemplated in this Section 9.02) to the extent necessary so that, on a cumulative basis with respect to all CIT Years from the Closing Date through the end of such CIT Year, the aggregate Distributions with respect to: (i) the Downstream B Shares for all such CIT Years do not exceed the single Distribution with respect to the Downstream B Shares that would be determined under paragraphs (c) and (d) if all such CIT Years were treated as a single CIT Year, and (ii) the Downstream C Shares for all such CIT Years do not exceed the single Distribution with respect to the Downstream C Shares that would be determined under paragraphs (c) and (d) if all such CIT Years were treated as a single CIT Year.

(g)            If the reductions required pursuant to paragraph (e) exceed the amount of any Distribution otherwise due to holders of Downstream B Shares or Downstream C Shares (as the case may be): (i) such excess amount shall be applied in the calculation of Distributions in any subsequent CIT Years to reduce any Distributions otherwise then due to holders of Downstream B Shares or Downstream C Shares (as the case may be); and (ii) upon the termination of the Joint Venture, the holders of Downstream B Shares or Downstream C Shares (as the case may be) at the time of such termination, shall promptly pay any remaining excess amount (after applying the provisions of paragraph (f)(i) above) to the Downstream Co (or to any successor in law) so as to put the Downstream Co (or any successor in law) in the same after-Tax cash position as if there had been no excess Distributions and no corresponding adjustments in the CIT Taxable Base or NOL; provided that any such remaining excess amount shall first be applied to offset amounts, if any, owed to such holders of Downstream B Shares or Downstream C Shares (as the case may be) by the Downstream Co.

(h)            Each Distribution provided for under this Section 9.02 shall be: (i) unless otherwise specified herein paid as a single payment in BRL and made within 20 Business Days of the statutory deadline for filing the CIT Tax Return with respect to that CIT Year for the Downstream Co; and (ii) in case of a Distribution to holders of Downstream B Shares payable as dividends, to holders of Downstream D Shares payable as dividends or partial redemption of shares, and holders of Downstream C Shares, payable as dividends or partial redemption of shares.

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(i)            The Downstream Co shall maintain: (i) management accounts in a form sufficient for the purposes of determining the amounts of any Distributions in any CIT Year; and (ii) records of the amounts of any Distributions paid with respect to any CIT Year to the holders of Downstream B Shares, Downstream C, Downstream D Shares and/or the Downstream E Shares.

(j)            For the CIT Year in which: (A) any final amortization or deductions on account of Cosan Goodwill and Cosan Goodwill NOL are realized or are to be realized, the amount of Cosan Tax Savings provided under Section 9.02(c) in respect of such CIT Year shall be paid to the holders of the Downstream B Shares in full redemption of the outstanding Downstream B Shares (to the extent such Cosan Tax Savings have not previously been paid as Distributions), and (B) any final deductions on account of Shell Pre-Closing NOL are realized or are to be realized, the amount of Shell Tax Savings provided under Section 9.02(c) in respect of such CIT Year shall be paid to the holders of the Downstream C Shares in full redemption of the outstanding Downstream C Shares (to the extent such Shell Tax Savings have not previously been paid as Distributions).

(k)            If in any fiscal year the Downstream B Shares, the Downstream C Shares, the Downstream D Shares or the Downstream E Shares, as the case may be, are to acquire voting rights in view of the provisions of Paragraph First of Article 111 of the Brazilian Corporation Law, Cosan and Shell shall initiate good faith discussions to agree on the most expedient and cost-effective solution for all Parties to maintain at all times the same economic rights, equity interests and voting interests as if such shares had not acquired voting rights.  The holders of the Downstream B Shares, the Downstream C Shares, the Downstream D Shares and or the Downstream E Shares shall refrain from exercising any voting rights acquired by the Downstream B Shares, the Downstream C Shares, the Downstream D Shares and/or the Downstream E Shares until a solution is agreed and implemented by the Shareholders.

Section 9.03.  Fiscal and Accounting Year.  The Parties and the Downstream Co shall use reasonable efforts to ensure that the fiscal and accounting year (exercicio social) of the Downstream Co shall commence by January 1, 2012 and, in any event, shall ensure that this is the case from January 1, 2013 if approved by a majority of the Supervisory Board.  In the event that any fiscal and accounting year of the Downstream Co does not commence on January 1st, the Downstream Co undertakes to hire the External Auditors to perform an additional audit in relation to its accounts for each financial year from (a) the date thereof to December 31st of such year and (b) from January 1st to December 31st in each subsequent year, in each case, within a scope to be determined by Shell (acting reasonably).

Section 9.04.  Agreed Capital Contributions.

(a)            If:

(i)            Cosan and Shell agree that the Downstream Co requires further equity capital;

(ii)            either Cosan or Shell, together with a majority of the Executive Board, reasonably determines that it is likely that the Downstream Co will default on any of its material debt obligations and/or become unable to pay its debts as they fall due or is otherwise determined to be insolvent, in each case, within 90 days, and therefore requires further equity capital; or

(iii)            the Supervisory Board determines that the Downstream Co requires further equity capital based on the then current Business Plan or due to any unforeseen capital requirement (including a potential default or insolvency event within 90 days) that may arise after the preparation of such Business Plan (in this latter case, as determined by the Supervisory Board);

then the Downstream Co shall immediately serve notice on Cosan and Shell requiring a capital contribution, by way of subscription for common shares by Cosan and Shell in equal proportions, in an amount, in the case of the scenario contemplated in paragraph (i) above, as agreed between Cosan and Shell, in the case of the scenario contemplated in paragraph (ii) above, the minimum amount that such parties agree would be reasonably necessary to ensure that the Downstream Co remains solvent for the following 12 month period or, in the case of the scenario contemplated in paragraph (iii) above, pro rata between Cosan and Shell in accordance with their holdings of common shares in the Downstream Co at such time and in the manner contemplated by Section 9.04(d).

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(b)            In the circumstances contemplated by paragraphs (i) or (ii) of Section 9.04(a), if either Cosan or Shell (the “Non-Participating Party”) does not, within 20 Business Days of the capital call (the “Deadline”), confirm in writing  it will make such a contribution in full or confirms that it will make a contribution in part, the other (the “Participating Party”) will be entitled to subscribe for additional shares equal in value to the amount of the Non-Participating Party’s shortfall.  Within 30 days of the lapse of the Deadline, the Non-Participating Party will only be entitled to: (i) vote the JV Securities then Beneficially Owned by it at any Shareholders’ Meeting with respect to those matters set forth in Part 2 of Annex B (and the Participating Party shall otherwise be entitled to vote all of the JV Securities then Beneficially Owned by the Non-Participating Party at any Shareholders’ Meeting with respect to all other matters); and (ii) have its remaining nominees on the Supervisory Board vote on those matters set forth in Part 4 of Annex D (and those nominees shall not be entitled to vote on any other matters whatsoever).  The chairperson of the relevant Shareholders’ Meeting shall refrain from counting any vote exercised in violation of this Section 9.04(b). Further, in such event, the Non-Participating Party shall remove, and the Participating Party shall replace, one of the individuals appointed by the Non-Participating Party from his or her position pursuant to Section 5.01(b).  For the purposes of determining the price of any capital contribution, the Downstream Co shall be valued on a fair market value basis based on its Base Value (as defined in the Joint Venture Agreement) utilizing the procedures and terms and conditions set forth and referred to in clause 18 (Valuation and Base Value) of the Joint Venture Agreement; provided that, if the funds to be provided from a capital call are required more urgently than within the period it would take for such a valuation to be completed, funds may be paid on account by way of a loan by the Shareholder to the Downstream Co convertible into shares upon completion of such valuation.

(c)            If, prior to the expiry of a period of six months from the Deadline, the Non-Participating Party is willing and able to purchase shares in the Downstream Co in an amount equal to its shortfall in respect of the original capital contribution call, then, within 30 days of written notice to the Participating Party and the Downstream Co, it shall buy from the Participating Party, and the Participating Party shall sell to the Non-Participating Party, such common shares as necessary to return Cosan and Shell to the state of being equal Shareholders, at a price that is based on the Base Value (as defined in the Joint Venture Agreement) at the price paid by the Participating Party when the capital call was originally made (together with interest accruing at the Default Interest Rate from the date of the original capital call to the date of payment).  Upon and after payment in respect of such share purchase within the specified six-month period, the governance rights of Cosan and Shell shall return to the status quo ante that pertained prior to such capital contribution obligation.

(d)            In the circumstances contemplated by paragraph (iii) of Section 9.04(a):

(i)            the Downstream Co shall give Cosan notice of any proposed issuance by the Downstream Co of any JV Securities (together with its material terms and conditions and intended use of proceeds) at least 20 Business Days prior to the proposed issuance date;

(ii)            Cosan shall be entitled to purchase up to its pro rata share of the JV Securities proposed to be issued based on its then current percentage ownership of the outstanding common shares of the Downstream Co; and

(iii)            for the purposes of determining the price of any capital contribution, the Downstream Co shall be valued on a fair market value basis.

(e)             Capital Redemptions.  Unless otherwise required by applicable law, the Downstream Co shall only effect the redemption of its share capital in accordance with the provisions of Section 9.02, of a Transaction Document or if otherwise agreed in writing by the Shareholders.

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Article 10
Board Members’ Indemnity and Insurance

Section 10.01.  Board Members’ Insurance.  The Downstream Co shall purchase, and maintain at the Downstream Co’s own cost, directors’ and officers’ liability insurance in favour of the former and current members of the Supervisory Board and the Executive Board of the Downstream Co on terms and conditions customary for the industry in which the Downstream Co operates but, in any event, with an indemnity limit of no less than US$10 million and otherwise in an amount determined by the Supervisory Board.

Section 10.02.  Board Members’ Indemnity.  The Downstream Co shall indemnify each member of the Supervisory Board and the Executive Board to the maximum extent permissible by applicable law against all losses and liabilities incurred by him in connection with the execution and discharge of the duties of his office including any loss and liability incurred by him as a former or current director or other officer of the Downstream Co in defending any claim or proceedings (whether civil or criminal) in which judgment is given in his favour or in which he is acquitted or in connection with any application under applicable law in which relief is given to him by the court.

Article 11
Miscellaneous

Section 11.01.  Binding Effect; Assignability; Benefit.  (a) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns.  Any Shareholder that ceases to Beneficially Own at least one JV Security shall cease to be bound by the terms hereof (other than the provisions of Section 11.02, Section 11.03, Section 11.04, Section 11.06, Section 11.07 and Section 11.08).

(b)            Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer of JV Securities or otherwise, except in the event JV Securities are Transferred by a Shareholder to any Person in compliance with the terms of the Joint Venture Agreement. Any Person who acquires JV Securities by means of a Transfer in compliance with the Joint Venture Agreement shall execute and deliver to the Downstream Co a Joinder Agreement in the form of Annex H hereto and shall thenceforth be a “Shareholder”.

(c)            Any Shareholder to which JV Securities originally held by Shell (being the Shell Total Interest (as defined in the Joint Venture Agreement)) have been Transferred in accordance with the terms of the Joint Venture Agreement shall assume the rights and obligations of Shell under this Agreement and, for the purposes of interpretation of this Agreement, references in this Agreement to Shell shall be thereafter interpreted as meaning the Shareholder that directly holds such JV Securities from time to time.

(d)            Any Shareholder to which JV Securities originally held by Cosan (being the Cosan Total Interest (as defined in the Joint Venture Agreement)) have been Transferred in accordance with the terms of the Joint Venture Agreement shall assume the rights and obligations of Cosan under this Agreement and, for the purposes of interpretation of this Agreement, (i) references in this Agreement to Cosan, Cosan S.A. and Cosan Investimentos (as applicable) shall be thereafter interpreted as meaning the Shareholder that directly holds such JV Securities from time to time, and (ii) if the Shareholder that directly holds such JV Entities is not Controlled by ROSM and/or a ROSM Qualifying Replacement (as defined in the Joint Venture Agreement) any references to ROSM, a ROSM Qualifying Replacement or Aguassanta in Annex D to this Agreement shall be disregarded.

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(e)            Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.02.  Confidentiality.

(a)            Each Party agrees that it shall, and shall cause any Person to whom Confidential Information is disclosed pursuant to paragraph (i) below to, hold strictly confidential all Confidential Information and treat all Confidential Information with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information.  Each Party agrees to use Confidential Information received from any JV Entity only in connection with its investment in the Joint Venture and the transactions contemplated by the Transaction Documents, and for no other purpose, except as otherwise expressly permitted by the Transaction Documents or agreed between Cosan and Shell and the relevant JV Entity.  Each Party agrees that it shall be responsible for any breach of the provisions of this Section 11.02 by any of its Representatives to whom it discloses Confidential Information.  No Party shall disclose any Confidential Information to any Person, except: (i) to its own Representatives in the normal course of the performance of their duties; (ii) to the extent required by applicable law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject; provided that, unless otherwise prohibited by law, such Party shall give the relevant JV Entity prompt notice of such request(s), to the extent practicable, so that such JV Entity may seek an appropriate protective order or similar relief (and the Party shall cooperate with such efforts by such JV Entity, and shall in any event make only the minimum disclosure required by such law)); (iii) to any Person to whom such Party is contemplating a Transfer (as defined in the Joint Venture Agreement) of any JV Securities in compliance with the requirements of the Joint Venture Agreement; (iv) to the extent required to comply with the rules and regulations of any regulatory authority to whose jurisdiction such Party or any of its Affiliates is subject (which may include the U.S. Securities and Exchange Commission, the Brazilian Comissão de Valores Mobiliários, the UK’s Financial Services Authority or the UK Listing Authority, the Netherlands’ Autoriteit Financiële Markten or any stock exchange); (v) as five of the six members of the Supervisory Board of the relevant JV Entity agree; provided that such Party shall give the relevant JV Entity and the other Parties advance notice in writing of any such disclosure; or (vi) in accordance with any other Transaction Document.

(b)            The provisions of this Section 11.02 shall survive termination of this Agreement, but shall expire with respect to a Party on the second anniversary of the date on which such Party ceases to Beneficially Own at least one JV Security; provided, however, that with respect to any competitively sensitive information, the provisions of this Section 11.02 shall survive indefinitely.

Section 11.03.  Notices.  Any communication to be made under or in connection with this Agreement shall be made in the Portuguese and English languages (provided that the Portuguese version shall prevail in the event of conflict), in writing and, unless otherwise stated, may be made by fax via courier service. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its name below, provided, however, that any communication or document to be made or delivered to any Affiliate of Cosan S.A. (including Cosan Investimentos) or any Affiliate of Shell shall be made to Cosan S.A. or Shell, respectively, as per the details below. Any Party may substitute such address, fax number or department or officer by notifying the other Parties with not less than five days’ notice.  Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective: (a) if by way of fax, when received in legible form; (b) if by way of courier service, when the courier service has recorded successful delivery at that address; and (c) if a particular department or officer is specified as part of its address details below, if addressed to that department or officer.

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Downstream Co:

Raízen Combustíveis S.A.

Av. Brigadeiro Faria Lima, 4100, 12nd floor,

Itaim Bibi

CEP 04538-132 – São Paulo/SP

Brazil
Attention: President
Fax: +55 (11) 23446222

Cosan:

Cosan S.A.
Brigadeiro Faria Lima, 4100, 16th floor

Itaim Bibi

CEP 04538-132
Brazil
Attention: General Counsel and Chief Financial Officer
Fax: +55 (11) 23446498

Copy to:

Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London, EC4Y 1HS, United Kingdom

Attention: David Sonter

Fax: +44 20 7832 7001

Barbosa Mussnich & Aragão
Av. Presidente Juscelino Kubitschek, 1.455 - 10º andar
Cep: 04543-011 - Itaim Bibi
Attention: Paulo Cezar Aragão; Daniela Soares
Fax: +55 (11) 2179-4597

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Shell:

Shell Brazil Holding B.V.
Avenida das Américas, 4200, block 6, 1st floor (part), Barra da Tijuca

CEP 22640-102 - Rio de Janeiro/RJ

Brazil

Attention: President
Fax: +55 (21) 39847212

Copy to:

Clifford Chance
Rua Funchal, 418, 15º andar
04551-060 São Paulo, SP
Attention: Anthony Oldfield
Fax: +55 (11) 3049 3198

Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418, 11º andar
04551-060 São Paulo, SP
Attention: Marcos Flesch
Fax: +55 (11) 3089-6565

Any Person that becomes a Shareholder shall provide its address and fax number to the Downstream Co, which shall promptly provide that information to each other Shareholder.

Section 11.04.  Waiver; Amendment; Termination.  No provision of this Agreement may be amended, waived or otherwise modified, except by an instrument in writing executed by the Downstream Co with approval of the Supervisory Board and each Shareholder that is a Party at the time of that proposed amendment or modification.  In addition, any Party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the Party against whom the waiver is to be effective.

Section 11.05.  Fees and Expenses.  All costs and expenses incurred in connection with the preparation of this Agreement and the other Transaction Documents, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 11.06.  Governing Language.  This Agreement is drawn up in the Portuguese and English languages. If this Agreement is translated into another language, or if there is a conflict between the Portuguese and English versions, the Portuguese language text prevails.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Federative Republic of Brazil, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the Federative Republic of Brazil.

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Section 11.08.  Arbitration.

(a)            Any dispute (a “Dispute”) arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Arbitration Rules of the ICC (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 11.08.

(b)            The tribunal will consist of three arbitrators two of whom will be nominated by the respective parties, and the third, who shall act as chairperson, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

(c)            The Parties agree that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

(d)            Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

(e)            The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable law.

(f)            The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

Section 11.09.  Specific Enforcement.  Each of the Parties acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 11.10.  Fraud.  Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of any fraud.

Section 11.11.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other Parties.  Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12.  Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreement between the Parties relating to the subject matter of this Agreement (including the memorandum of understanding between Cosan, Cosan Limited and Shell International Petroleum Company Limited dated 31 January 2010 (the “MOU”).

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Section 11.13.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and  the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.14.  Term; Termination.  The Shareholders hereby agree that this Agreement shall remain in full force and effect for a period that is the longer of  (a) twenty years counted from June 1, 2011 and (b) the period during which each of  (i) Cosan and (ii) Shell own, directly or indirectly, 40 per cent. of the voting capital of the Downstream Co (the “Term”).  Further, except with respect to previously accrued rights and obligations, this Agreement shall terminate and be of no further effect with respect to any Shareholder when it ceases to be the Beneficial Owner of any JV Securities, except for Article 9.

Section 11.15.  Records.  For the purposes of Article 118 and its paragraphs of the Brazilian Corporation Law, the Shareholders hereby agree that an executed copy of this Agreement shall be kept at the headquarters of the Downstream Co.  This Agreement shall be enforced against third parties and the Downstream Co itself upon registration of this latter in the Downstream Co’s headquarters.

Section 11.16.  Legends.  Promptly after the execution of this Agreement and as long as it remains in effect, the Shareholders and the Downstream Co shall cause the register of nominative shares related to the JV Securities to bear a legend as follows:

“All of the [  ] shares owned by this Shareholder, including any Transfer (as defined in the Shareholders’ Agreement) of any such shares, are bound by and subject to the provisions of (i) the Shareholders’ Agreement filed at Raízen Combustíveis S.A.’s headquarters and (ii) the Joint Venture Agreement, which provides for certain lock-up provisions, pre-emption provisions, call options and put options, an extract of which is filed at the Downstream Co’s headquarters, dated as of [  ].”

Section 11.17.  Intervening Party.  The Downstream Co is intervening party to this Agreement and shall (a) observe, enforce and be bound by its provisions (including the arbitration provisions set forth in Section 11.08, in accordance with any applicable laws (including the Brazilian Corporation Law)), and (b) refrain from registering, enforcing or acting in any other manner whatsoever in connection with any actions or omissions in breach of this Agreement or any applicable laws (including the Brazilian Corporation Law).

Section 11.18.  Legal Representative.  Shell appoints Mr. Alvaro Alexandre Freire Fontes, a Brazilian citizen, married, lawyer, registered with the Brazilian Bar Association under N.70.913/RJ, individual taxpayer roll N.838.231.907-68, and with an office at Avenida das Américas, 4200, Bloco 6, 2º andar, Barra da Tijuca, Rio de Janeiro – RJ, CEP 22640-102, Brazil, and Cosan appoint Marcelo de Souza Scarcela Portela, a citizen of Brazil, married, lawyer, registered with the OAB of São Paulo under no. 75.709, with ID card no. RG/SSP/SP 6.762.668, CPF no. 023.502.188-13 and with an office at Av. Brigadeiro Faria Lima, 4100, 15 floor,  Itaim Bibi, City of São Paulo, State of São Paulo, Zip Code 04538-132, Brazil, as representatives before the Downstream Co for the purposes of §10 of article 118 of Brazilian Corporation Law.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOWNSTREAM CO
Executed by
RAÍZEN COMBUSTÍVEIS S.A	)
as an intervening and consenting party	)
by
Name:
Title:

WITNESS 1:

Name:
Title:

WITNESS 2:

Name:
Title:

43

COSAN S.A.
Executed by
COSAN S.A. INDÚSTRI	)
E COMÉRCIO	)
by	)
Name:
Title:
and by	)
)
)
Name:
Title:

WITNESS 1:

Name:
Title:

WITNESS 2:

Name:
Title:

44

COSAN INVESTIMENTOS
Executed by
COSAN INVESTIMENTOS E	)
PARTICIPAÇÕES S.A.	)
by	)
Name:
Title:
and by	)
)
)
Name:
Title:

WITNESS 1:

Name:
Title:

WITNESS 2:

Name:
Title:

45

SHELL
Executed by
SHELL BRAZIL HOLDING B.V.
)
by	)
Name:
Title:

WITNESS 1:

Name:
Title:

WITNESS 2:

Name:
Title:

46

ANNEX A

Responsibilities of the Shareholder Representatives

The Shareholder Representatives shall:

(a) agree the long-term strategy and strategic priorities for the Downstream Co;

(b) determine the financial objectives of the Downstream Co (including setting medium-term and annual financial targets);

(c) propose to the Shareholders any changes to the scope of the Downstream Co; and

(d) seek to resolve matters on which the Supervisory Board is in deadlock within a period of 20 Business Days from the date that the Supervisory Board refers any such matter to the Shareholder Representatives.

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ANNEX B

Part 1
Matters Requiring Shareholder Approval

The following matters require the approval of the holders of not less than 75 per cent. of the voting capital of the Downstream Co (provided that the vote requirements set forth in this Annex B shall not apply: (i) to any action, transaction or event occurring exclusively between or among the Downstream Co and any of its wholly-owned Subsidiaries; or (ii) in the circumstances set out in any of Sections 5.01(d), 7.06 or 9.04 of this Agreement):

(a) any appointment to, or removal of any member of, the Supervisory Board or of a fiscal board (Conselho Fiscal) (a “Fiscal Board”) or any creation of a Fiscal Board;

(b) approval of management accounts and financial statements;

(c) any resolution, based on any proposal submitted by the Supervisory Board, on the allocation of the net profits registered during the fiscal year and on the distribution of dividends or interest on Shareholders’ equity, subject to compliance with Section 9.01;

(d) any determination of the overall compensation of the members of the Supervisory Board and Executive Board of the Downstream Co in the aggregate and of the members of the Fiscal Board;

(e) any creation of a stock option plan relating to JV Securities;

(f) any amendment to or termination of the Management Compensation Plan, or any decision not to pay, or to withhold, any payment due to any participant thereunder;

(g) any amendment or restatement of any provision of the Downstream Byelaws;

(h) any increase or reduction of capital stock;

(i) any issuance or sale of any securities redemption (resgate), amortization (amortização), repurchase (recompra), alteration or any other kind of reorganization or restructuring of JV Securities or creation of additional classes of JV Securities;

(j) any grouping or splitting of JV Securities or any payment of stock dividends;

(k) (i) any consolidation, spin-off or merger of the Downstream Co, or of any Person into the Downstream Co, (ii) incorporation of shares involving the Downstream Co or (iii) transformation of the corporate type of the Downstream Co;

(l) any liquidation, winding up, dissolution, voluntary termination of commercial activities, bankruptcy or judicial recovery (recuperação judicial) of the Downstream Co;

(m) any appointment or dismissal of any liquidator or the Fiscal Board during any period of liquidation of the Downstream Co;

(n) resolution of any matters which the Shareholder Representatives have referred to a Shareholders’ Meeting; and

(o) to the extent proposed for a vote at any Shareholders’ Meeting, the approval of any action, omission, transaction or matter described in Annex D or Annex E to this Agreement.

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Part 2
Limited Shareholder Consent Rights

The following matters require the approval of the holders of not less than 90 per cent. of the voting capital of the Downstream Co (provided that the vote requirements set forth in this Part 2 shall not apply to any action, transaction or event occurring exclusively between or among the Downstream Co and any of its wholly-owned Subsidiaries):

(a) any amendment to or termination of the Management Compensation Plan, or any decision not to pay, or to withhold, any payment due to any participant thereunder;

(b) any amendment or restatement of (a) any provision of the Downstream Byelaws which, by its terms, treats any Shareholder prejudicially or (b) substantially changes the corporate purpose of the Downstream Co from its then current business;

(c) (i) any consolidation, spin-off or merger of the Downstream Co, or of any Person into the Downstream Co or (ii) incorporation of shares involving the Downstream Co;

(d) any liquidation, winding up, dissolution, voluntary termination of commercial activities, bankruptcy or judicial recovery (recuperação judicial) of the Downstream Co; or

(e) any appointment or dismissal of any liquidator or the Fiscal Board during any period of liquidation of the Downstream Co.

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ANNEX C

Responsibilities of the Chairperson

The Chairperson shall:

(a) propose matters for the agenda of any meeting of the Supervisory Board; provided that such responsibility shall not be exclusive and, accordingly, any other member of the Supervisory Board may also propose matters for such agenda;

(b) lead the external representation of and engagement of stakeholders in relation to the Joint Venture and its activities;

(c) support the CEO in the development of the overall strategy and strategic priorities for the Downstream Co to be proposed to the Supervisory Board;

(d) lead the Supervisory Board in its deliberations on matters relating to the Downstream Co’s business, operations, activities and the terms and goals of the Business Plan, where within the scope of the Supervisory Board;

(e) lead growth activities of the Downstream Co within the Business Plan approved by the Supervisory Board and subject to the Supervisory Board’s review of the opportunities identified and its final approval;

(f) call meetings of the Supervisory Board;

(g) preside over meetings of the Supervisory Board;

(h) lead the Supervisory Board in its deliberations on matters relating to the creation of synergies between the Downstream Co and the Sugar and Ethanol Co, where within the scope of the Supervisory Board;

(i) use his best efforts to promote the interests of the Downstream Co and devote a significant portion of his working time, care and attention to his duties, responsibilities and obligations to the Downstream Co; and

(j) have such additional duties, responsibilities and/or powers and authority assigned to him by the Supervisory Board from time to time which are consistent with his position as Chairperson.

50

ANNEX D

Part 1
Function and Responsibilities of the Supervisory Board

Subject to Parts 2 and 3 of this Annex D, the functions and responsibilities of the Supervisory Board will be:

(a) appointing any member of the Executive Board in accordance with this Agreement;

(b) supervising any activities of the members of the Executive Board and the examination, at any time, of the books, papers and records of the Downstream Co;

(c) requesting information regarding any agreement that the Downstream Co is about to enter into, and for any other acts that the Downstream Co is about to take;

(d) examining the management report of the Downstream Co, the Executive Board’s accounts and the financial statements of the Downstream Co, and the submission of such management report to a meeting of the Shareholders of the Downstream Co;

(e) approving and recommending to the Shareholders, the overall strategy of and strategic priorities for the Downstream Co;

(f) considering and approving, from time to time, the Manual of Authorities and the internal organizational structure of the Downstream Co;

(g) adopting the financial budgets of the Downstream Co;

(h) ensuring that the Downstream Co maintains corporate social responsibility standards;

(i) approving operational policies and procedures to facilitate the implementation of the Key Policies and overseeing compliance by the Downstream Co performance with the Key Policies, and monitoring performance versus the objectives and plans of the Downstream Co; and

(j)  overseeing the production and implementation of remediation plans relating to sustainable development, health, safety, security and the environment.

Part 2
Matters Requiring Approval of Five of Six Members of the Supervisory Board

With the approval of five of six members of the Supervisory Board, the Supervisory Board shall in respect of Downstream Co and its subsidiaries (provided that the vote requirements set forth in this Annex D shall not apply: (i) to any action, transaction or event occurring exclusively between or among the Joint Venture and any wholly-owned Subsidiaries of the Joint Venture; or (ii) in the circumstances set out in any of Sections 5.01(d), 7.06 or 9.04 of this Agreement):

(a) propose to the Shareholders, after considering proposals from the CEO and following consultation with the Chairperson, the overall strategy and strategic priorities for the Downstream Co;

(b) determine the general guidelines for the Downstream Co’s business;

(c) (i) amend any of the Key Policies of the Downstream Co or (ii) adopt any other policies, procedures or standards of the Downstream Co or (iii) amend any such other policies, procedures or standards (including borrowing and dividend policies);

51

(d) subject to Article 6, appoint, dismiss and terminate the employment of, or remove from office, any member of the Executive Board;

(e) propose to the Shareholders the compensation and benefits for any member of the Executive Board (including any performance criteria relating thereto);

(f) amend the Manual of Authorities, or the internal organizational structure of the Downstream Co, in any way which results in an increase or decrease in authority or a change in the duties of any member of the Executive Board or other Senior Management;

(g) approve annual updates of, or amendments to, the Business Plan or any strategic plan;

(h) adopt, or amend, any annual or other budget proposed by the Executive Board, including any capital budget (orçamento de capital) and any operating plan;

(i) terminate or make any material amendment to any existing plan or arrangement providing for pension or other employment or post-employment benefits for any employee or officer of the Downstream Co or any of its Subsidiaries;

(j) institute or settle any litigation, arbitration or dispute with respect to another person involving an amount in dispute of greater than R$40 million (or its equivalent in other currencies) or any amount where the reputation of the Downstream Co or a Shareholder is reasonably likely to be at risk, including where a Shareholder is a party to such litigation, arbitration or dispute;

(k) encumber, sell, assign, transfer, convey, lease, write-off or otherwise dispose of any of the properties or assets of the Downstream Co or any of its Subsidiaries outside the ordinary course of business (including any decision related to the merger, consolidation or similar amalgamation of the Downstream Co), through a single transaction or a series of related transactions, where the aggregate fair market value or price of such properties or assets is greater than R$40 million (or its equivalent in other currencies);

(l) directly or indirectly, purchase any, or any ownership interest in any, business or enterprise, whether effected as a merger, purchase, acquisition of assets or acquisition of capital stock or otherwise, through a single transaction or a series of related transactions, or entering into any partnership or joint venture involving the Downstream Co or any of its Subsidiaries, including any participation in shareholders’ agreements and any amendment to shareholders’ agreements to which the Downstream Co or any of its Subsidiaries is a party with a value or purchase price that is greater than (i) R$125 million (or its equivalent in other currencies) where contemplated in a capital budget approved by the Supervisory Board, and (ii) R$60 million (or its equivalent in other currencies) where not contemplated in a capital budget approved by the Supervisory Board, in each case, with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(m) except as may be required in an emergency to protect life or property or as contemplated by the then current capital budget, make any single capital expenditure of the Downstream Co or any of its Subsidiaries if such expenditure is of an individual or an aggregate amount (in any calendar year) of greater than R$10 million (or its equivalent in other currencies) with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith; provided that any single capital expenditure in an aggregate amount that is greater than R$50 million shall nevertheless require the approval of five of six members of the Supervisory Board even if contemplated by the then current capital budget;

52

(n) submit any matter to the Shareholders at a Shareholders’ Meeting for their approval, including any submission of a proposal (i) to the annual Shareholders’ Meeting of the Downstream Co for the allocation of the year-end net profits, and on the payment of annual dividends or interest on Shareholders’ equity, (ii) to any Shareholders’ Meeting for approval of semi-annual or monthly balance sheets for the payment of interim dividends or interest on Shareholders’ equity based on such balance sheets, in each case subject to the provisions of this Agreement or (iii) to any Shareholders’ Meeting for approval of the management accounts or financial statements;

(o) execute and deliver any contract, document, instrument or other undertaking by the Downstream Co or any of its Subsidiaries not otherwise covered by this Annex D outside the ordinary course of business and that provides for the payment of or performance in respect of any individual or an aggregate amount (in any calendar year) of amount of greater than (i) R$100 million (or its equivalent in other currencies) where contemplated in a capital budget approved by the Supervisory Board, and (ii) R$40 million (or its equivalent in other currencies) where not contemplated in a capital budget approved by the Supervisory Board;

(p) enter into, terminate, amend or veto the automatic renewal of any Transaction Document or any other agreement with a Shareholder and/or any of their respective Affiliates or ROSM, a ROSM Qualifying Replacement (as defined in the Joint Venture Agreement) or Aguassanta;

(q) modify and/or approve the fundamental accounting policies and information disclosure practices of the Downstream Co, including the removal or replacement of auditors;

(r) create any encumbrance over or the issuance of any JV Securities or any option relating to, JV Securities or shares of, or instruments convertible into or exchangeable for any shares of, the Downstream Co or any of the Subsidiaries of the Downstream Co, unless (i) each Shareholder is given a reasonable opportunity to participate in any such transaction on a pro rata basis and (ii) such transaction is being effected on a basis that values such entity on a fair market value basis;

(s) approve the entry into contracts for goods and services in the ordinary course of business where any such contract is in an amount in excess of R$40 million (or its equivalent in other currencies);

(t) approve credit limits or extend credit to any customer in an amount in excess of R$100 million (or its equivalent in other currencies);

(u)  make any decision where a Shareholder (or an Affiliate of a Shareholder) is a counterparty to any contract, document, instrument, undertaking, acquisition, litigation, arbitration or dispute to which the decision relates;

(v) approve the disclosure of Confidential Information to third parties; or

(w) enter into any agreement or commitment to do any of the foregoing.

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Part 3
Matters Requiring the Approval of Four of Six Members of the Supervisory Board

With the approval of four of the six members of the Supervisory Board, the Supervisory Board shall in respect of Downstream Co and its Subsidiaries (provided that the vote requirements set forth in this Annex D shall not apply to: (i) any action, transaction or event occurring exclusively between or among the Joint Venture and any wholly-owned Subsidiaries of the Joint Venture; or (ii) in circumstances set out in any of Sections 5.01(d), 5.01(e), 7.06 or 9.04 of this Agreement):

(a) subject to Article 6, dismiss and terminate the employment or removal from office of any member of any Direct Report, other than any member of the Executive Board;

(b) except under the Management Compensation Plan, determine the compensation and benefits (including any performance criteria relating thereto) for any Direct Report, other than any member of the Executive Board;

(c) enter into, amend (including in relation to coverage levels), renew or terminate insurance policies;

(d) directly or indirectly, purchase any, or any ownership interest in any, business or enterprise, whether effected as merger, purchase, acquisition of assets or acquisition of capital stock or otherwise, through a single transaction or a series of related transactions, or entering into any partnership or joint venture involving the Downstream Co or any of its Subsidiaries, including any participation in shareholders’ agreements and any amendment to shareholders’ agreements to which the Downstream Co or any of its Subsidiaries is a party with a value or purchase price that is greater than (i) R$100 million but less than R$125 million (or its equivalent in other currencies) where contemplated in a capital budget approved by the Supervisory Board, and (ii) R$40 million (or its equivalent in other currencies) where not contemplated in a capital budget approved by the Supervisory Board, in each case with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(e) except as may be required in an emergency to protect life or property, make any single operating expenditure of the Downstream Co or any of its Subsidiaries in an individual or aggregate amount greater than R$40 million, with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(f) make any material amendment, modification, waiver of any right, election of rights or remedies, declaration of default, election to default, termination or rescission of any contract, document, instrument or other undertaking of the Downstream Co or any of its Subsidiaries where the payment or performance obligations under such agreement, contract, document, instrument or other undertaking, or potential liabilities, are, in any calendar year, of a value greater than R$40 million (or its equivalent in other currencies);

(g) make any decision to incur indebtedness for borrowed money (or to guarantee the payment or performance of the obligations of any other person), through a single transaction or a series of related transactions, including without limitation the arrangement, extension, enlargement or other rearrangement of any financing for the Downstream Co or any of its Subsidiaries or for other activities or any refinancing or additional financing in respect thereof where such indebtedness is in an amount in excess of R$50 million (or its equivalent in other currencies), except for indebtedness approved by Cosan and Shell on, or prior to, June 1, 2011;

(h) make any decision for the Downstream Co or any of its Subsidiaries to prepay any indebtedness of an amount of greater than R$50 million (or its equivalent in other currencies), other than mandatory prepayments contemplated under the terms of any financing, through a single transaction or a series of related transactions;

(i) make any decision that any member of the Executive Board shall be a secondee from a Shareholder, rather than an employee of the Joint Venture;

(j) make any decision that is material to the operations or prospects of the Joint Venture not otherwise specified as requiring the approval of either five of the six members of the Supervisory Board in Part 2 of this Annex D or of the Executive Board pursuant to Annex E; or

(k) enter into any agreement or commitment to do any of the foregoing.

54

Part 4
Limited Consent Rights

In the circumstances set out in any of Sections 5.01(d), 5.01(e), 7.06 and/or 9.04 of this Agreement, the following matters require the approval of a majority of the Supervisory Board (including all of the designees of the delinquent Shareholder thereunder) (provided that the vote requirements set forth in this Part 4 shall not apply to any action, transaction or event occurring exclusively between or among the Joint Venture and any wholly-owned Subsidiaries of the Joint Venture):

(a) (i) amend any of the Key Policies of the Downstream Co, (ii) adopt any other policies, procedures or standards of the Downstream Co or (iii) amend any such other policies, procedures or standards (including borrowing and dividend policies);

(b) encumber, sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Downstream Co or any of its Subsidiaries outside the ordinary course of business (including any decision related to the merger, consolidation or similar amalgamation of the Downstream Co), through a single transaction or a series of related transactions, where the aggregate fair market value or price of such properties or assets is greater than R$100 million (or its equivalent in other currencies);

(c) directly or indirectly, purchase any, or any ownership interest in any, business or enterprise, whether effected as a merger, purchase, acquisition of assets or acquisition of capital stock or otherwise, through a single transaction or a series of related transactions, or entering into any partnership or joint venture involving the Downstream Co or any of its Subsidiaries, including any participation in shareholders’ agreements and any amendment to shareholders’ agreements to which the Downstream Co or any of its Subsidiaries is a party with a value or purchase price that is greater than R$50 million (or its equivalent in other currencies), with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(d) except as may be required in an emergency to protect life or property or as contemplated by the then current capital budget, make any single capital expenditure of the Downstream Co or any of its Subsidiaries if such expenditure is of an individual or an aggregate amount (in any calendar year) of greater than R$100 million (or its equivalent in other currencies) with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith; provided that any single capital expenditure in an aggregate amount that is greater than R$200 million shall nevertheless require the approval of five of six members of the Supervisory Board even if contemplated by the then current capital budget;

(e) submit any matter to Cosan and Shell at a Shareholders’ Meeting for their approval, in respect of any of the matters set out in this Part 4 of Annex D;

(f) enter into, amend (other than on arms’ length terms), terminate or veto the automatic renewal of any Transaction Document or any other agreement with Cosan and/or Shell and/or any of their respective Affiliates or ROSM, a ROSM Qualifying Replacement (as defined in the Joint Venture Agreement) or Aguassanta;

(g) issue, redeem, alter or purchase, or create any encumbrance over or option relating to, JV Securities or shares of, or instruments convertible into or exchangeable for any shares of, the Downstream Co or any of the Subsidiaries of the Downstream Co, unless each Shareholder is given a reasonable opportunity to participate in any such transaction on a pro rata basis; or

(h) enter into any agreement or commitment to do any of the foregoing.

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ANNEX E

Function and Responsibilities of the CEO

In accordance with the authorities granted pursuant to the Manual of Authorities, the CEO shall in respect of Downstream Co and its subsidiaries, be ultimately responsible for the following (provided that the vote requirements set forth in this Annex E shall not apply to any action, transaction or event occurring exclusively between or among the Downstream Co and any of its wholly-owned Subsidiaries):

(a) preparing, after consultation with the Chairperson, and proposing to the Supervisory Board, the overall strategy and strategic priorities for the Downstream Co;

(b) preparing for submission to the Supervisory Board, for its approval (A) the annual and other budgets, and any amendments thereto, of the Downstream Co, (B) the management information and the accounts and financial statements of the Downstream Co (subject to final approval by Cosan and Shell) and (C) the management report;

(c) (i) executing, applying and implementing the Business Plan, the Key Policies and any other policies, procedures and standards of the Downstream Co that may be adopted by the Supervisory Board from time to time, (ii) executing, applying and implementing policies of Downstream Co in relation to dividends, investments, risk, human resources, treasury, indebtedness and procurement of goods or services material to operations and (iii) proposing for approval by the Supervisory Board any new policies, procedures and standards of Downstream Co or any amendments to existing policies, procedures or standards (including the Key Policies);

(d) defining and implementing the operating model, systems and processes, organizational structure, and strategy implementation planning of the Downstream Co;

(e) reviewing and implementing the Business Plan and delivering the financial performance of the Downstream Co;

(f) adhering to and enforcing (i) the Downstream Byelaws, (ii) any resolutions approved by the Supervisory Board and/or (iii) any resolutions approved by a Shareholders’ meeting;

(g) except under the Management Compensation Plan, determining the compensation and benefits (including any performance criteria relating thereto) for any employee or other personnel of the Downstream Co, other than any member of the Senior Management;

(h) executing and delivering any contract, document, instrument or other undertaking by the Downstream Co or any of its Subsidiaries outside the ordinary course of business and not otherwise covered by this Annex E that provides for the payment of or performance in respect of any individual amount or an aggregate amount (in any calendar year) that is less than or equal to (i) R$100 million (or its equivalent in other currencies) where contemplated in a capital budget approved by the Supervisory Board, and (ii) R$40 million (or its equivalent in other currencies) where not contemplated in a capital budget approved by the Supervisory Board;

(i) making any material amendment, modification, waiver of any right, election of rights or remedies, declaration of default, election to default, termination or rescission of any contract, document, instrument or other undertaking of the Downstream Co or any of its Subsidiaries where the payment or performance obligations under such agreement, contract, document, instrument or other undertaking, or potential liabilities, are, in any calendar year, of a value that is less than or equal to R$40 million (or its equivalent in other currencies);

(j) making any decision to recommend a matter for approval to the Supervisory Board;

(k) instituting or settling any litigation, arbitration or dispute with respect to another person involving an amount in dispute that is less than or equal to R$40 million (or its equivalent in other currencies); provided that this provision shall not apply where a Shareholder is an Indemnifying Party (as defined in the Framework Agreement);

56

(l) encumbering, selling, assigning, transferring, conveying, leasing, writing-off or otherwise disposing of any of the properties or assets of the Downstream Co or any of its Subsidiaries outside the ordinary course of business (including any decision related to the merger, consolidation or similar amalgamation of the Downstream Co), through a single transaction or a series of related transactions, where the aggregate fair market value or price of such properties or assets is less than or equal to R$40 million (or its equivalent in other currencies);

(m) directly or indirectly, purchasing any, or any ownership interest in any, business or enterprise, whether effected as a merger, purchase, acquisition of assets or acquisition of capital stock or otherwise, through a single transaction or a series of related transactions, or entering into any partnership or joint venture involving the Downstream Co or any of its Subsidiaries, including any participation in shareholders’ agreements and any amendment to shareholders’ agreements to which the Downstream Co or any of its Subsidiaries is a party with a value or purchase price that is less than or equal to (i) R$100 million (or its equivalent in other currencies) where contemplated in a capital budget approved by the Supervisory Board, and (ii) R$40 million (or its equivalent in other currencies) where not contemplated in a capital budget approved by the Supervisory Board, in each case, with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(n) except as may be required in an emergency to protect life or property or as contemplated by the then current capital budget, making any single capital expenditure of the Downstream Co or any of its Subsidiaries if such expenditure is of an individual or an aggregate amount (in any calendar year) that is less than or equal to R$10 million (or its equivalent in other currencies) (so long as such capital expenditure is contemplated by the then current capital budget), with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(o) except as may be required in an emergency to protect life or property, making any single operating expenditure of the Downstream Co or any of its Subsidiaries in an individual or aggregate amount that is less than or equal to R$40 million, with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(p) making any decision to incur indebtedness for borrowed money (or to guarantee the payment or performance of the obligations of any other person), through a single transaction or a series of related transactions, including without limitation the arrangement, extension, enlargement or other rearrangement of any financing for the Downstream Co or any of its Subsidiaries or for other activities or any refinancing or additional financing in respect thereof where such indebtedness is in an amount that is less than or equal to R$50 million (or its equivalent in other currencies), except for indebtedness approved by Cosan and Shell on, or prior to, June 1, 2011;

(q) making any decision for the Downstream Co or any of its Subsidiaries to prepay any indebtedness of an amount that is less than or equal to R$50 million (or its equivalent in other currencies), other than mandatory prepayments contemplated under the terms of any financing, through a single transaction or a series of related transactions;

(r) in accordance with the provisions of this Agreement (but subject to Section 6.05, proposing the dismissal of or the termination of the employment or removal from office of any member of the Executive Board, other than the CEO;

(s) approving the entry into contracts for goods and services in the ordinary course of business where any such contract is for an amount less than or equal to R$40 million (or its equivalent in other currencies);

(t) approving credit limits or extending credit to any customer in an amount less than or equal to R$100 million (or its equivalent in other currencies in either case);

(u)  amending the internal organizational structure of the Downstream Co in respect of the Level 3 Employees; and

(v) entering into any agreement or commitment to do any of the foregoing;

provided that (a) in no event shall the CEO make any decision where a Shareholder (or an Affiliate of a Shareholder) is a counterparty to any contract, document, instrument, undertaking, acquisition, litigation, arbitration or dispute to which the decision relates and (b) in executing any documents in relation to the foregoing, each such document shall require the signature of the CEO and one of the other officers of Downstream Co.

57

ANNEX F

Function and Responsibilities of the Senior Management

The Senior Management are authorized, in respect of the Downstream Co and its subsidiaries, to:

(a) make any material amendment, modification, waiver of any right, election of rights or remedies, declaration of default, election to default, termination or rescission of any contract, document, instrument or other undertaking of the Downstream Co or any of its Subsidiaries where the payment or performance obligations under such agreement, contract, document, instrument or other undertaking, or potential liabilities, are, in any calendar year, of a value that is less than or equal to R$20 million (or its equivalent in other currencies);

(b) encumber, sell, assign, transfer, convey, lease, write-off or otherwise dispose of any of the properties or assets of the Downstream Co or any of its Subsidiaries outside the ordinary course of business (including any decision related to the merger, consolidation or similar amalgamation of the Downstream Co), through a single transaction or a series of related transactions, where the aggregate fair market value or price of such properties or assets is less than or equal to R$20 million (or its equivalent in other currencies);

(c) institute or settle any litigation, arbitration or dispute with respect to another person involving an amount in dispute that is less than or equal to R$15 million (or its equivalent in other currencies), provided that this provision shall not apply where a Shareholder is a party to such litigation, arbitration or dispute;

(d) directly or indirectly, purchase any, or any ownership interest in any, business or enterprise, whether effected as a merger, purchase, acquisition of assets or acquisition of capital stock or otherwise, through a single transaction or a series of related transactions, or entering into any partnership or joint venture involving the Downstream Co or any of its Subsidiaries, including any participation in shareholders’ agreements and any amendment to shareholders’ agreements to which the Downstream Co or any of its Subsidiaries is a party with a value or purchase price that is less than or equal to (i) R$20 million (or its equivalent in other currencies) where contemplated in a capital budget approved by the Supervisory Board, and (ii) R$10 million (or its equivalent in other currencies) where not contemplated in a capital budget approved by the Supervisory Board, in each case,  with the amount of any expenditure being adjusted for the purpose of the calculation to take account of any and all liabilities assumed in connection therewith;

(e) approve the entry into contracts for the purchase of goods or services in the ordinary course of business where any such contract is for an amount less than or equal to R$20 million (or its equivalent in other currencies);

(f) approve credit limits or extend credit to any customer in an amount less than or equal to R$20 million (or its equivalent in other currencies);

(g) amend the internal organizational structure of the Downstream Co in respect of employees employed below the level of the Level 3 Employees;

(h) enter into any agreement or commitment to do any of the foregoing; and

(i) executing and delivering any contract, document, instrument or other undertaking by the Downstream Co or any of its Subsidiaries outside the ordinary course of business and not otherwise covered by this Annex E that provides for the payment of or performance in respect of any individual amount or an aggregate amount (in any calendar year) that is less than or equal to R$20 million (or its equivalent in other currencies) where contemplated in a capital budget approved by the Supervisory Board, and (ii) R$10 million (or its equivalent in other currencies) where not contemplated in a capital budget approved by the Supervisory Board;

provided that, (a) in no event shall the Senior Management make any decision where a Shareholder (or an Affiliate of a Shareholder) is a counterparty to any contract, document, instrument, undertaking, acquisition, litigation, arbitration or dispute to which the decision relates and (b) in executing any documents in relation to the foregoing, each such document shall require the signature of two members of the Senior Management.

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ANNEX G

COMMITTEES OF THE SUPERVISORY BOARD

1. Audit and Assurance Committee

1.1 The Downstream Co shall establish an audit and assurance committee (“Audit Committee”).  The Audit Committee shall have 2 members comprising members of the Supervisory Board nominated by each of Cosan and Shell equally. The Audit Committee shall meet not less than two times in each fiscal year with the External Auditors and the executive(s) of the Downstream Co responsible for internal audit (the “Internal Auditors”).

1.2 The Audit Committee shall:

(a) adopt a single integrated audit plan which shall require: (i) the periodic internal audit by the Internal Auditors of the internal controls applicable to each of the Downstream Co’s activities; (ii) the Internal Auditors to provide independent advice on the maintenance and improvement of those internal controls in a manner appropriate to the Joint Venture; (iii) the Internal Auditors to provide the detailed recommendations of their audit reports in the first instance to the line management directly accountable for their implementation and to their superiors; and (iv) the prompt notification to the Audit Committee of any significant weaknesses identified in Downstream Co’s internal controls or its application to enable the Audit Committee to ensure that appropriate follow up mechanisms are in operation;

(b) propose for adoption by the Supervisory Board improvements to Downstream Co’s internal controls to take account of any weaknesses identified by the committee or notified to it, including in accordance with the advice or reports of the Internal Auditors referred to in paragraph (b) hereof;

(c) report on:

(i) the strength of controls in each area which has been audited by the Internal Auditors since the last report;

(ii) any material weaknesses in control, their consequences and status;

(iii) the strength of the Control Framework;

(iv) whether the scope of internal audit activity is adequate; and

(v) the degree of co-ordination between the Internal Auditors and the External Auditors.

(d) make recommendations to the Executive Board on the appointment of the External Auditors and approval of their terms of engagement and remuneration, as well as making recommendations to the Executive Board on any matters relating to their resignation or dismissal;

(e) ensure that the Internal Auditors conduct each internal audit in accordance with the internal audit methodology as adopted by the Supervisory Board;

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(f) by no later than 31 December in each year, give to each of the Shareholders written assurance confirming the extent of compliance by the Downstream Co with the Key Policies and a control framework which delivers financial information reasonably required by the Shareholders to produce their financial statements and provides reasonable assurance of meeting Downstream Co business objectives;

(g) monitor the integrity of the Downstream Co’s financial statements before submission to the Executive Board (including consideration of the adequacy and appropriateness of material provisions);

(h) review the Downstream Co’s internal financial controls and its Control Framework;

(i) monitor and review the effectiveness of the Downstream Co’s internal audit function and processes;

(j) monitor and review the External Auditors’ independence and objectivity and the effectiveness of the audit process including the preparation and implementation of appropriate audit plans and discussion with the External Auditors of audit findings, any problems or reservations arising and any other matters which the External Auditors may wish to discuss;

(k) develop and implement policy on the engagement of the External Auditors for the supply of non audit services in accordance with applicable law and regulation and to report to the Executive Board on any actions and improvements needed in this area (and if, where permitted by relevant law and regulation, non audit services by the External Auditors are provided then the Audit Committee should record how objectivity and independence of the External Auditors are safeguarded);

(l) review arrangements by which the Downstream Co’s staff may raise concerns about possible improprieties in the carrying out of its operations in order to ensure arrangements are in place for their proportionate and independent investigation and for follow up action;

(m) review any External Auditors’ management letter; and

(n) review material business control incidents arising within the Downstream Co.

1.3 The Audit Committee shall:

(a) be given full authority to investigate any matters falling within its duties, including the right to invite any persons with relevant experience or input to attend meetings;

(b) be provided with all resources and information required for it to fulfil its duties; and

(c) report regularly, and in any event not less than two times in each fiscal year, to the Supervisory Board. Cosan and Shell shall procure that the Supervisory Board shall require the Audit Committee to operate an internal system of reporting business control incidents (including material breaches of the Key Policies and the applicable Employee Code of Conduct, Operational Policies and/or Operational Procedures as adopted by the Downstream Co) and that all such incidents reported to the Supervisory Board shall also be promptly reported to each Shareholder Representative.

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2. Remuneration Committee

2.1 The Downstream Co shall establish a remuneration committee (the “Remuneration Committee”). The Remuneration Committee shall have 2 members comprising members of the Supervisory Board nominated by each of Cosan and Shell in equal proportions.

2.2 The Remuneration Committee shall:

(a) advise the Supervisory Board and Executive Board on remuneration and employment policies of the Downstream Co;

(b) monitor the remuneration of the Senior Management in accordance with the remuneration policies of the Downstream Co;

(c) consider and make recommendations to the Supervisory Board and  Executive Board on proposals for senior appointments, taking account of the recommendation of the line manager to whom a person to be appointed would report directly or indirectly; and

(d) advise the Supervisory Board and Executive Board on plans and processes for talent management and succession planning and monitoring of the implementation of any such processes.

3. CSR Committee

3.1 The Downstream Co shall establish a corporate social responsibility committee (the “CSR Committee”). The CSR Committee shall have 2 members comprising members of the Supervisory Board nominated by each of Cosan and Shell in equal proportions.

3.2 The CSR Committee shall:

(a) prepare and oversee the implementation of a plan relating to corporate social responsibility adopted by the Downstream Co;

(b) monitor the performance of the Downstream Co in relation to the corporate social responsibility, and regularly report details of such performance to the Supervisory Board;

(c) oversee the implementation of the “Sustainable Development Remediation Plan” adopted by the Downstream Co; and

(d) monitor the performance of the Downstream Co in relation to the Sustainable Development Remediation Plan, and regularly report details of such performance to the Supervisory Board.

4. Finance Committee

4.1 The Downstream Co shall establish a finance committee (the “Finance Committee”). The Finance Committee shall have 2 members comprising members of the Supervisory Board nominated by each of Cosan and Shell equally. The CFO shall also attend meetings of the Finance Committee.

4.2 The Finance Committee will be responsible for reviewing the capital structure, financing requirements, lender engagement strategy and dividend plans of the Joint Venture on a regular basis and shall meet at least twice a year to determine the financing plans, gearing and dividend assumptions of the JV Entities for the current and subsequent year, in each case to be proposed to the Supervisory Board for inclusion in the next Business Plan.

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ANNEX H

JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders’ Agreement dated as of July 1st, 2011 (as amended restated or otherwise modified from time to time, the “Shareholders’ Agreement”) among Cosan S.A., Cosan Investimentos e Participações S.A., Shell Brazil Holding B.V. and Raízen Combustíveis S.A. (as an intervening and consenting party).  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a Party to the Shareholders’ Agreement as of the date hereof. The Joining Party undertakes to the Parties to the Shareholders’ Agreement as of the date hereof (including any Person or Persons who may have entered into an agreement in the same form of this Joinder Agreement) to be bound by and comply with the Shareholders’ Agreement and to assume the rights and obligations of [insert details of selling shareholder] as if it had executed the Shareholders’ Agreement and was named a Party to it.

The Joining Party appoints [insert name], a citizen of Brazil, [insert description] as its representative before the Downstream Co. for the purposes of §10 of article 118 of Brazilian Corporation Law and Section 4.01of the Shareholders’Agreement.

The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

[NAME OF JOINING PARTY]
By:
Name:
Title:

Address for Notices:

WITNESS 1:

Name:
Title:

WITNESS 2:

Name:
Title: